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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-189709

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee(1)

6.000% USD Senior Notes due 2023	$600,000,000	100.000%	$600,000,000	$81,840

Guarantees of 6.000% USD Senior Notes due 2023	$600,000,000	–(2)	–(2)	–(2)

6.125% CAD Senior Notes due 2021	$193,280,000(3)	100.000%	$193,280,000(3)	$26,364

Guarantees of 6.125% CAD Senior Notes due 2021	$193,280,000(3)	–(2)	–(2)	–(2)

Total:	$793,280,000	–	$793,280,000	$108,204.00

(1)
Calculation in accordance with Rule 457(r) of the Securities Act of 1933, as amended, or the Securities Act.

(2)
No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act.

(3)
These dollar amounts represent the U.S. dollar value of C$200,000,000 based on an exchange rate of US$0.9664 = C$1.00, the official daily noon rate of exchange between the U.S. dollar and the Canadian dollar as reported by the Bank of Canada on August 8, 2013.

PROSPECTUS SUPPLEMENT
(to Prospectus dated August 8, 2013)

IRON MOUNTAIN INCORPORATED

IRON MOUNTAIN INCORPORATED $600,000,000 6.000% USD Senior Notes due 2023	IRON MOUNTAIN CANADA OPERATIONS ULC C$200,000,000 6.125% CAD Senior Notes due 2021 Fully and Unconditionally Guaranteed by Iron Mountain Incorporated

Iron Mountain Incorporated, or the Company, is offering $600,000,000 in aggregate principal amount of its 6.000% USD Senior Notes due 2023, or the U.S. Notes. Iron Mountain Canada Operations ULC, or the Canadian Issuer, and together with the Company, the Issuers, is offering C$200,000,000 in aggregate principal amount of its 6.125% CAD Senior Notes due 2021, or the Canadian Notes, and together with the U.S. Notes, the Notes. The U.S. Notes will mature on August 15, 2023 and the Canadian Notes will mature on August 15, 2021.

Interest on the Notes will accrue from August 13, 2013 and will be payable semi-annually in arrears, beginning on February 15, 2014.

Prior to August 15, 2018 in the case of the U.S. Notes, or August 15, 2017 in the case of the Canadian Notes, the applicable Issuer may, at its option, redeem all or a portion of the applicable Notes of a series at the make-whole price described under "Description of the Notes — Optional redemption" in this prospectus supplement. Prior to August 15, 2016, the Company may, at its option, redeem the U.S. Notes with the net proceeds of certain equity offerings at the redemption price set forth under "Description of the Notes — Optional redemption" in this prospectus supplement so long as at least $390.0 million in aggregate principal amount of the U.S. Notes remains outstanding immediately afterwards. Prior to August 15, 2016, the Canadian Issuer may, at its option, redeem the Canadian Notes with the net proceeds of certain equity offerings at the redemption price set forth under "Description of the Notes — Optional redemption" in this prospectus supplement so long as at least C$130.0 million in aggregate principal amount of the Canadian Notes remains outstanding immediately afterwards. The Company has the option to redeem all or a portion of the U.S. Notes at any time on or after August 15, 2018 and the Canadian Issuer has the option to redeem all or a portion of the Canadian Notes at any time on or after August 15, 2017, in each case at the redemption prices set forth under "Description of the Notes — Optional redemption" in this prospectus supplement. If we experience certain changes of control, the applicable Issuer may be required to offer to repurchase the Notes under the terms set forth herein.

The U.S. Notes will be jointly and severally guaranteed on an unsecured senior basis by substantially all of the Company's direct and indirect wholly owned domestic subsidiaries, or the Subsidiary Guarantors. The Canadian Notes will be jointly and severally guaranteed on an unsecured senior basis by the Company and the Subsidiary Guarantors. The Notes and the guarantees will be the applicable Issuer's and guarantors' general unsecured senior obligations, will be pari passu in right of payment with all of the applicable Issuer's and guarantors' existing and future senior debt and will rank senior in right of payment to all of the applicable Issuer's and guarantors' existing and future subordinated debt. The Notes will be effectively subordinated to the applicable Issuer's and the guarantors' secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all liabilities of the Company's subsidiaries that do not guarantee the Notes.

Investing in the Notes involves risks. See "Risk Factors" beginning on page S-8.

	Per U.S. Note	Total
Initial price to public(1)	100.000%	US$600,000,000
Underwriting discounts and commissions(2)	1.500%	US$9,000,000
Proceeds, before expenses, to the Company(1)	98.500%	US$591,000,000

(1)
Plus accrued interest from August 13, 2013 if settlement occurs after that date.

(2)
See "Underwriting (Conflicts of Interest)" beginning on page S-77 for additional information regarding underwriter compensation.

	Per Canadian Note	Total
Initial price to public(1)	100.000%	C$200,000,000
Underwriting discounts and commissions(2)	1.500%	C$3,000,000
Proceeds, before expenses, to the Canadian Issuer(1)	98.500%	C$197,000,000

(1)
Plus accrued interest from August 13, 2013 if settlement occurs after that date.

(2)
See "Underwriting (Conflicts of Interest)" beginning on page S-77 for additional information regarding underwriter compensation.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Issuers expect delivery of the Notes will be made to purchasers in book-entry form through The Depository Trust Company, or DTC, on or about August 13, 2013.

Joint Bookrunners for the U.S. Notes	Joint Bookrunners for the Canadian Notes
Wells Fargo Securities BofA Merrill Lynch J.P. Morgan Credit Agricole CIB HSBC Morgan Stanley RBS	Scotiabank BofA Merrill Lynch J.P. Morgan Barclays TD Securities

Co-Managers for the U.S. Notes	Co-Managers for the Canadian Notes
Evercore Barclays PNC Capital Markets LLC	Evercore Morgan Stanley PNC Capital Markets LLC RBS Wells Fargo Securities

The date of this prospectus supplement is August 8, 2013.

          In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The Issuers have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

          The Issuers and the underwriters are offering to sell the Notes only in places where offers and sales are permitted.

          You should assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the front cover.

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information about the Company and the Canadian Issuer and their other securities, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described in this prospectus and the accompanying prospectus under the headings "Information Incorporated by Reference" and "Where You Can Find More Information."

          If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

          Unless otherwise indicated, references in this prospectus supplement to "Canadian dollars," "CAD" or "C$" are to the lawful currency of Canada, and references to "U.S. dollars," "USD" or "$" are to the lawful currency of the United States.

          All references to the "Company," "Iron Mountain," "we," "our" or "us" in this prospectus supplement are to Iron Mountain Incorporated and not any of its subsidiaries (unless otherwise indicated or the context otherwise requires), except that references to "we," "us" or "our" under the caption "Prospectus Supplement Summary — Iron Mountain" are to the Company and its consolidated subsidiaries.

INFORMATION INCORPORATED BY REFERENCE

          The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information subsequently filed with the SEC will update or supersede information we have included or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any filings made after the date of this prospectus supplement with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, until the Offering is completed or terminated.

          The following documents were filed by us under File No. 1-13045 and are incorporated herein by reference:

  •
  Annual report on Form 10-K for the fiscal year ended December 31, 2012, or our Annual Report;

  •
  Quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013;

  •
  Current reports on Form 8-K filed on February 4, 2013, March 20, 2013, June 12, 2013 and August 8, 2013 (two separate current reports dated and filed on August 8, 2013); and

  •
  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report from our definitive proxy statement for our 2013 Annual Meeting of Stockholders dated April 24, 2013.

          We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those to which we specifically refer. You may obtain this information at no cost by writing or telephoning us at: 745 Atlantic Avenue, Boston, Massachusetts 02111, (617) 535-4766, Attention: Investor Relations.

S-ii

 PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights information contained elsewhere in this prospectus supplement or incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before investing in the Notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the information under "Risk Factors" in our quarterly report on Form 10-Q for the quarter ended June 30, 2013, or our Quarterly Report, and in our Annual Report, and our consolidated financial statements in our quarterly reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 and in our Annual Report and the footnotes thereto, which are incorporated herein by reference.

Iron Mountain

          We store records, primarily paper documents and data backup media, and provide information management services that help organizations around the world protect their information, lower storage rental costs, comply with regulations, enable corporate disaster recovery and better use their information for business advantages, regardless of its format, location or lifecycle stage. We offer comprehensive records management services, data protection and recovery services and information destruction services, along with the expertise and experience to address complex storage and information management challenges such as rising storage rental costs, and increased litigation, regulatory compliance and disaster recovery requirements. Founded in an underground facility near Hudson, New York in 1951, Iron Mountain Incorporated, a Delaware corporation, is a trusted partner to more than 155,000 clients throughout North America, Europe, Latin America and Asia Pacific. We have a diversified customer base consisting of commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations, including more than 94% of the Fortune 1000. As of June 30, 2013, we operated over 1,000 facilities, comprising 65.0 million square feet, in 35 countries on five continents and employed over 20,000 people.

          Our principal executive offices are located at 745 Atlantic Avenue, Boston, Massachusetts 02111, and our telephone number is (617) 535-4766.

Iron Mountain Canada Operations ULC

          The Canadian Issuer is an unlimited liability company under the laws of British Columbia, Canada, and an indirect, wholly-owned subsidiary of the Company. The Canadian Issuer and its subsidiaries operate our storage and information management services businesses in Canada.

          The registered office of the Canadian Issuer is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, BC V7X 1L3, Canada and its telephone number is (604) 631-3300.

Potential Conversion to a Real Estate Investment Trust

          In June 2012, we announced our intention to pursue conversion to a real estate investment trust, or REIT. The plan to convert to a REIT was unanimously approved by our board of directors following a thorough analysis and careful consideration of ways to maximize value through alternative financing, capital and tax strategies. If we are successful in converting, we would plan to elect REIT status no sooner than our taxable year beginning January 1, 2014. Any REIT election made by us must be effective as of the beginning of a taxable year; therefore, if, as a calendar year taxpayer, we are unable to convert to a REIT by January 1, 2014, the next possible conversion date would be January 1, 2015. See the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations — Overview" and "— Liquidity and Capital Resources" of our Quarterly Report and our Annual Report for more information regarding our possible conversion to a REIT, including anticipated costs associated with our plan to convert to a REIT, the section captioned "Risk Factors" of our Quarterly Report and the section captioned "Risk Factors — Risks Related to the Proposed REIT Conversion"

of our Annual Report for a discussion of risks associated with our conversion to a REIT, including impediments to, and risks associated with, a conversion.

Amendment to Credit Agreement

          On August 7, 2013, we amended our revolving credit agreement, or the Credit Agreement Amendment, with certain lenders, JPMorgan Chase Bank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, or our Credit Agreement. As a result of the Credit Agreement Amendment, the $500.0 million term loan facility portion of our Credit Agreement was eliminated and the maximum borrowings available under the revolving credit facilities portion of our Credit Agreement were increased from $725.0 million to $1.5 billion. In addition, certain covenants of our Credit Agreement were modified to accommodate our potential conversion to a REIT and related matters. We refer to our Credit Agreement as amended as our "revolving credit facility."

Pending Tender Offer

          On August 8, 2013, we commenced a tender offer pursuant to which, and not pursuant to this prospectus supplement or the accompanying prospectus, we are offering to purchase for cash, at a premium, $137.5 million in principal amount of our 8 3/8% USD Senior Subordinated Notes due 2021, or the 8 3/8% Notes. As of August 7, 2013, we had $550.0 million aggregate principal amount of the 8 3/8% Notes outstanding. The successful completion of this offering is an express condition to our obligation to purchase the 8 3/8% Notes tendered pursuant to the tender offer, but the completion of the tender offer is not a condition to the sale of the Notes. We cannot assure you that the tender offer will be completed in accordance with its terms, or at all, or that $137.5 million in principal amount of the 8 3/8% Notes will be tendered and cancelled pursuant to the tender offer. This prospectus supplement and the accompanying prospectus are not an offer to buy or solicitation of an offer to sell any of the 8 3/8% Notes.

Canadian Reorganization

          In July 2013, certain of our Canadian operating subsidiaries, or the Amalgamated Entities, were amalgamated into the Canadian Issuer and, as part of our proposed conversion to a REIT, the Canadian Issuer contributed certain assets and liabilities into two newly-formed wholly owned entities, or the Canadian Subsidiaries, collectively referred to as the "Canadian Reorganization." The assets, liabilities, equity, results of operations and cash flows of the Amalgamated Entities, which were presented within the "Non-Guarantors" column within the "Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors" Note to our consolidated financial statements in prior periods, will be presented within the "Canada Company" column in future periods. The assets, liabilities, equity, results of operations and cash flows of the Canadian Subsidiaries, which were presented within "Canada Company" in prior periods, will now be presented within the "Non-Guarantors" column in future periods. On August 8, 2013, we filed a Current Report on Form 8-K that included unaudited pro forma consolidating balance sheets as of December 31, 2012 and June 30, 2013 and unaudited pro forma statements of operations and cash flows for the year ended December 31, 2012 and six months ended June 30, 2013, which have been adjusted to give effect to the Canadian Reorganization to present the Amalgamated Entities as if they were within "Canada Company" for such periods and the Canadian Subsidiaries as if they were within "Non-Guarantors" for such periods.

 THE OFFERING

Issuer of U.S. Notes	Iron Mountain Incorporated
Issuer of Canadian Notes	Iron Mountain Canada Operations ULC
U.S. Notes offered	$600,000,000 million aggregate principal amount of 6.000% USD Senior Notes due 2023.
Canadian Notes offered	C$200,000,000 million aggregate principal amount of 6.125% CAD Senior Notes due 2021.
Maturity date of U.S. Notes	August 15, 2023.
Maturity date of Canadian Notes	August 15, 2021.
Issue price	The Company is offering the U.S. Notes at a price of 100.000% of par.
The Canadian Issuer is offering the Canadian Notes at a price of 100.000% of par.
Interest

The Company will pay interest on the U.S. Notes at a fixed annual interest rate of 6.000% and the Canadian Issuer will pay interest on the Canadian Notes at a fixed annual interest rate of 6.125%. The Issuers will pay the interest due on the Notes every six months on February 15 and August 15. The Issuers will make their first interest payment on February 15, 2014. Interest on the Notes will accrue from August 13, 2013.

Guarantees

The U.S. Notes will be jointly and severally guaranteed on an unsecured senior basis by the Subsidiary Guarantors and the Canadian Notes will be jointly and severally guaranteed on an unsecured senior basis by the Company and the Subsidiary Guarantors. Each Subsidiary Guarantor is one of the Company's domestic wholly owned subsidiaries; however, not all of the Company's subsidiaries are guarantors. If the Company cannot make payments on the U.S. Notes when they are due, the Subsidiary Guarantors must make them instead. If the Canadian Issuer cannot make payments on the Canadian Notes when they are due, the Company and the Subsidiary Guarantors must make them instead.

Ranking

The U.S. Notes and the U.S. guarantees are general unsecured obligations of the Company and the Subsidiary Guarantors. The U.S. Notes and the U.S. guarantees rank pari passu in right of payment with all existing and future senior debt of the Company and the Subsidiary Guarantors, are senior in right of payment to all existing and future subordinated debt of the Company and the Subsidiary Guarantors, including the Company's existing senior subordinated notes which will remain outstanding following this offering, and the U.S. Notes will be unconditionally guaranteed by the Subsidiary Guarantors.

The Canadian Notes and the Canadian guarantees are general unsecured obligations of the Canadian Issuer, the Company and the Subsidiary Guarantors. The Canadian Notes and the Canadian guarantees rank pari passu in right of payment with all existing and future senior debt of the Canadian Issuer, the Company and the Subsidiary Guarantors, are senior in right of payment to all existing and future subordinated debt of the Company, the Canadian Issuer and the Subsidiary Guarantors, and the Canadian Notes will be unconditionally guaranteed by the Company and the Subsidiary Guarantors.

Assuming this offering had been completed on June 30, 2013 and the net proceeds applied as described under "Use of Proceeds" and the Canadian Reorganization had been completed as of June 30, 2013, the Notes would have been structurally subordinated to $190.5 million of indebtedness and other liabilities (including trade payables) of the Company's non-guarantor subsidiaries, and the U.S. Notes would also have been structurally subordinated to $200.3 million of indebtedness and other liabilities (including trade payables) of the Canadian Issuer, which will not be a Guarantor of the U.S. Notes.

Our non-guarantor subsidiaries, excluding the Canadian Issuer, generated 31% and 31% of our consolidated revenues for the year ended December 31, 2012 and the six-month period ended June 30, 2013, respectively, and held 35% of our consolidated total assets as of June 30, 2013, in the latter case without reduction for the noncontrolling interests in certain of our international subsidiaries. The Canadian Issuer generated 4% and 4% of our consolidated revenues for the year ended December 31, 2012 and the six-month period ended June 30, 2013, respectively, and held 9% of our consolidated total assets as of June 30, 2013, in the latter case without reduction for the noncontrolling interests in certain of our international subsidiaries.

Offer to repurchase the Notes

If we sell certain assets or experience specific kinds of changes of control, the Issuers must offer to repurchase the applicable series of Notes at the prices listed in this prospectus supplement in the section captioned "Description of the Notes —" under the subheading "Repurchase at the option of holders."

Optional redemption

Prior to August 15, 2018 in the case of the U.S. Notes, or August 15, 2017 in the case of the Canadian Notes, the applicable Issuer may, at its option, redeem all or a portion of the applicable Notes of a series at the make-whole price described under "Description of the Notes — Optional redemption" in this prospectus supplement. Prior to August 15, 2016, the Company may, at its option, redeem the U.S. Notes with the net proceeds of certain equity offerings at the redemption price set forth under "Description of the Notes — Optional redemption" in this prospectus supplement so long as at least $390.0 million in aggregate principal amount of the U.S. Notes remains outstanding immediately afterwards. Prior to August 15, 2016, the Canadian Issuer may, at its option, redeem the Canadian Notes with the net proceeds of certain equity offerings at the redemption price set forth under "Description of the Notes — Optional redemption" in this prospectus supplement so long as at least C$130.0 million in aggregate principal amount of the Canadian Notes remains outstanding immediately afterwards. The Company has the option to redeem all or a portion of the U.S. Notes at any time on or after August 15, 2018 and the Canadian Issuer has the option to redeem all or a portion of the Canadian Notes at any time on or after August 15, 2017, in each case at the redemption prices set forth under "Description of the Notes — Optional redemption" in this prospectus supplement. If we experience certain changes of control, the applicable Issuer may be required to offer to repurchase the Notes under the terms set forth herein. The Canadian Issuer may, at its option, redeem all of the Canadian Notes at any time upon not less than 10 nor more than 60 days' prior notice for certain changes in withholding taxes at the redemption price described under "Description of the Notes — Redemption for changes in Withholding Taxes" in this prospectus supplement.

Certain covenants

The Company will issue the U.S. Notes under an indenture with Wells Fargo Bank, National Association as trustee. The Canadian Issuer will issue the Canadian Notes under an indenture with Wells Fargo Bank, National Association as trustee. Each indenture contains various covenants that will, among other things, restrict the Company's and the Canadian Issuer's ability and the ability of the Company's restricted subsidiaries to:

• borrow money;
• pay dividends on its stock or repurchase its stock;
• make investments;
• use assets as security in other transactions;
• enter into transactions with affiliates; and
• sell certain assets or merge with or into other companies.

These covenants are subject to important limitations and exceptions. See "Description of the Notes — Certain covenants." These covenants will cease to apply to the U.S. Notes or the Canadian Notes if such Notes receive investment grade ratings from any two of Moody's Investors Service, Inc., Standard & Poor's Ratings Group and Fitch Ratings Inc. and no default or event of default has occurred and is continuing under the applicable indenture. See "Description of the Notes — Certain covenants."

Absence of public market for the Notes

The Notes are new issues of securities and there is currently no established trading market for the Notes. The Issuers do not intend to apply for a listing of the Notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. Certain of the underwriters for the U.S. Notes have advised the Issuers that they currently intend to make a market in the U.S. Notes and certain of the underwriters for the Canadian Notes have advised the Issuers that they currently intend to make a market in the Canadian Notes. However, they are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice.

Use of proceeds

The Issuers intend to use a majority of the net proceeds from this offering to redeem all of the Canadian Issuer's outstanding 7 1/2% CAD Senior Subordinated Notes due 2017, all of the Company's outstanding 8% USD Senior Subordinated Notes due 2018 and all of the Company's outstanding 8% USD Senior Subordinated Notes due 2020 and to fund the purchase of up to $137.5 million in principal amount of the 8 3/8% Notes pursuant to a tender offer. The Issuers intend to use the remaining net proceeds (including any net proceeds not used in respect of the tender offer of the 8 3/8% Notes) to repay indebtedness under the Company's revolving credit facility and for general corporate purposes. For more details, see the section captioned "Use of Proceeds."

Conflict of Interest

Because affiliates of certain of the Underwriters are lenders under our revolving credit facility and holders of certain of the notes being redeemed, and will each receive more than 5% of the net proceeds of this offering due to the repayment of a portion of the revolving credit facility by us, this offering will be conducted in accordance with the applicable provisions of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA Rule 5121, which requires that a "qualified independent underwriter," as defined by FINRA Rule 5121, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Evercore Group L.L.C. has served in that capacity and will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Evercore Group L.L.C. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. See "Use of Proceeds" on page S-14 and "Underwriting (Conflicts of Interest)" on page S-77.

Risk factors	See "Risk Factors" for a discussion of the risk factors you should carefully consider before deciding to invest in the Notes.

RISK FACTORS

          You should carefully consider the following factors, the risk factors included under the caption "Risk Factors" in our Annual Report and our Quarterly Report, which are incorporated herein by reference, and other information in and incorporated in this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes.

Our substantial indebtedness, including that of our consolidated subsidiaries, could adversely affect our financial health and prevent us from fulfilling our obligations under our various debt instruments.

          We have now, and after this offering will continue to have, a significant amount of indebtedness. The following table shows important credit statistics as of June 30, 2013 and assumes (1) that this offering and the Credit Agreement Amendment was completed on June 30, 2013 and (2) that the net proceeds from this offering were applied as described herein under "Use of Proceeds" and "Capitalization":

	As adjusted at June 30, 2013
	(U.S. dollars in millions)
Total long-term debt	$3,984.1
Total equity	$1,066.7
Debt to equity ratio	3.73	x

          Our substantial indebtedness could have important consequences to you. Our indebtedness may increase as we continue to borrow under existing and future credit arrangements in order to finance future acquisitions, to fund our plan to convert to a REIT and for general corporate purposes, which would increase the associated risks. These risks include:

  •
  inability to satisfy our obligations with respect to our various debt instruments;

  •
  inability to adjust to adverse economic conditions;

  •
  inability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements, including possible required repurchases of our various indebtedness or the payment of quarterly dividends;

  •
  limits on our flexibility in planning for, or reacting to, changes in our business and the information management services industry;

  •
  limits on future borrowings under our existing or future credit arrangements, which could affect our ability to pay our indebtedness, including the Notes, or to fund our other liquidity needs;

  •
  inability to generate sufficient funds to cover required interest payments, including on the Notes; and

  •
  restrictions on our ability to refinance our indebtedness on commercially reasonable terms.

Restrictive loan covenants may limit our ability to pursue our growth strategy.

          Our Credit Agreement and indentures, and the Canadian Issuer's indentures, contain covenants restricting or limiting our ability or that of certain of our subsidiaries to, among other things:

  •
  incur additional indebtedness;

  •
  pay dividends or make other restricted payments;

  •
  make asset dispositions;

  •
  create or permit liens; and

  •
  make capital expenditures and other investments.

          These restrictions may adversely affect our ability to pursue our acquisition and other growth strategies.

We or the Canadian Issuer may not have the ability to raise the funds necessary to finance the repurchase of outstanding indebtedness, including the Notes, upon a change of control event as required by the indentures for the Notes and our indentures for our existing senior subordinated notes.

          Upon the occurrence of a Change of Control (as defined in "Description of the Notes"), the Company and the Canadian Issuer will be required to offer to repurchase all outstanding U.S. Notes and Canadian Notes, respectively, and all of the Company's existing senior subordinated indebtedness. However, it is possible that the Company or the Canadian Issuer will not have sufficient funds at the time of the Change of Control to make the required repurchase of the Notes or that restrictions in the Company's revolving credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of the Company's indebtedness, would not constitute a Change of Control under the Company's or the Canadian Issuer's indentures. See "Description of the Notes — Repurchase at the option of holders — Change of control."

Despite current indebtedness levels, the Company, the Canadian Issuer and the Company's subsidiaries may still be able to incur substantially more debt.

          The terms of the Company's and the Canadian Issuer's indentures generally do not prohibit borrowing additional funds under the Company's revolving credit facility and possible future credit arrangements. The Company's revolving credit facility would permit additional borrowings under such facilities (subject to customary borrowing conditions) or otherwise, of up to $951.3 million as of June 30, 2013, assuming the Credit Agreement Amendment was effective as of June 30, 2013 and the Company and the Canadian Issuer had completed this offering on June 30, 2013 and applied the net proceeds as described under "Use of Proceeds" and "Capitalization."

Our ability to generate sufficient cash to service our indebtedness, including that of our consolidated subsidiaries, depends on many factors beyond our control.

          Our ability to make payments on and to refinance our indebtedness and the indebtedness of our consolidated subsidiaries, including the Notes, and to fund capital expenditures and future acquisitions will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We believe our cash flow from continuing operations and available borrowings under existing and future credit arrangements will be adequate to meet our foreseeable future liquidity needs.

          We cannot assure you, however, that our business will generate sufficient cash flow from continuing operations or that future borrowings will be available under existing and future credit arrangements in an amount sufficient to enable us to pay our indebtedness and that of our consolidated subsidiaries, including the Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness and that of our consolidated subsidiaries, including the Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness or that of our consolidated subsidiaries, including our revolving credit facility and the Notes, on commercially reasonable terms or at all.

          Your right to receive payments on the U.S. Notes is effectively subordinated to the rights of the Company's and the Subsidiary Guarantors' existing and future secured creditors to the extent of the value of the collateral securing such secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of the Company's non-guarantor subsidiaries, including the Canadian Issuer. Your right to receive payments on the Canadian Notes is effectively subordinated to the rights of the Company's, the Canadian Issuer's and the Subsidiary Guarantors' existing and future secured creditors to the extent of the value of the collateral securing such secured indebtedness and structurally subordinated to any future indebtedness and other liabilities of the Company's non-guarantor subsidiaries.

The U.S. Notes and the U.S. guarantees, and the Canadian Notes and the Canadian guarantees, will be general unsecured senior obligations; the U.S. Notes and the U.S. guarantees will be effectively subordinated to all existing and future secured debt of the Company and the Subsidiary Guarantors and the Canadian Notes and the Canadian guarantees will be effectively subordinated to all existing and future secured debt of the Company, the Canadian Issuer and the Subsidiary Guarantors, including obligations under the Company's revolving credit facility, to the extent of the value of the collateral securing the debt.

          If the Company, the Canadian Issuer or a Subsidiary Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of the Company, the Canadian Issuer or that Subsidiary Guarantor, as the case may be, including under the Company's revolving credit facility, will be entitled to be paid in full from the Company's, the Canadian Issuer's or such Subsidiary Guarantor's assets, as applicable, securing that debt before any payment may be made with respect to the Notes or the affected guarantees. Holders of the Notes will participate ratably in any remaining assets with all holders of the Company's and the Canadian Issuer's unsecured indebtedness that does not rank junior to the Notes, including all of the Company's and the Canadian Issuer's other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay the secured indebtedness and the amounts due on the Notes. As a result, holders of the Notes would likely receive less, ratably, than holders of secured indebtedness. It is possible that there will be no assets from which claims of holders of the Notes can be satisfied (except as prohibited by law and certain permitted exceptions).

The Notes and the guarantees will be structurally subordinated to all liabilities of our existing and future non-guarantor subsidiaries. Accordingly, your right to receive payments on the Notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

          The Subsidiary Guarantors will guarantee the Notes. The Canadian Issuer, Iron Mountain Europe (Group) Limited, or IME, their respective subsidiaries and our other existing international subsidiaries do not, and we anticipate that our future international subsidiaries, will not, guarantee the U.S. Notes. In addition, the Canadian Issuer's subsidiaries, IME, its subsidiaries and our other existing international subsidiaries do not, and we anticipate that our future international subsidiaries, will not, guarantee the Canadian Notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets are made available for distribution to us. Assuming this offering had been completed on June 30, 2013 and the net proceeds applied as described under "Use of Proceeds" and the Canadian Reorganization had been completed as of June 30, 2013, the Notes would have been structurally subordinated to $190.5 million of indebtedness and other liabilities (including trade payables) of the Company's non-guarantor subsidiaries, and the U.S. Notes would also have been structurally subordinated to $200.3 million of indebtedness and other liabilities (including trade payables) of the Canadian Issuer, which will not be a Guarantor of the U.S. Notes. Our non-guarantor subsidiaries, excluding the Canadian Issuer, generated 31% and 31% of our consolidated revenues for the year ended December 31, 2012 and the six-month period ended June 30, 2013, respectively, and held 35% of our consolidated total assets as of June 30, 2013, in the latter case without reduction for the noncontrolling interests in certain of our international subsidiaries. The Canadian Issuer generated 4% and 4% of our consolidated revenues for the year ended December 31, 2012 and the six-month period ended June 30, 2013, respectively, and held 9% of our consolidated total assets as of June 30, 2013, in the latter case without reduction for the noncontrolling interests in certain of our international subsidiaries.

          Our condensed consolidating financial information included in the notes to our consolidated financial statements, which we have incorporated by reference from our quarterly reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 and our Annual Report, includes information for the Company, the Subsidiary Guarantors on a combined basis, the Canadian Issuer and the Company's non-guarantor subsidiaries on a combined basis. In July 2013, the Amalgamated Entities were amalgamated into the Canadian Issuer and, as part of our proposed conversion to a REIT, the Canadian Issuer contributed certain assets and liabilities into the Canadian Subsidiaries. The assets, liabilities, equity, results of operations and cash flows of the Amalgamated Entities, which were presented within the "Non-Guarantors" column within the "Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors" Note to our consolidated financial statements in prior periods, will be presented within the "Canada Company" column in future periods. The assets, liabilities, equity, results of operations and cash flows of the Canadian Subsidiaries, which were presented within "Canada Company" in prior periods, will now be presented within the "Non-Guarantors" column in future periods. On August 8, 2013, we filed a Current Report on Form 8-K that included unaudited pro forma consolidating balance sheets as of December 31, 2012 and June 30, 2013 and unaudited pro forma statements of operations and cash flows for the year ended December 31, 2012 and six months ended June 30, 2013, which have been adjusted to give effect to the Canadian Reorganization to present the Amalgamated Entities as if they were within "Canada Company" for such periods and the Canadian Subsidiaries as if they were within "Non-Guarantors" for such periods.

Federal and state statutes could allow courts, under specific circumstances, to void guarantees and require holders of the Notes to return payments received from guarantors.

          Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

          In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

          The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

          On the basis of historical financial information, recent operating history and other factors, the Company and the Canadian Issuer believe that each guarantor, after giving effect to its guarantee of the applicable series of Notes, will not be insolvent, will not have unreasonably small capital for the business or any transaction in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

Some or all of the guarantees of the Notes may be released automatically.

          A Subsidiary Guarantor may be released from its guarantee at any time upon a sale, exchange or transfer, in compliance with the provisions of the indenture for the applicable series of Notes, of the capital stock of such Subsidiary Guarantor or of substantially all of the assets of such Subsidiary Guarantor. In addition, in some other circumstances, a Subsidiary Guarantor may be released from its guarantee in connection with our designation of such Subsidiary Guarantor as an unrestricted subsidiary or excluded restricted subsidiary. See "Description of the Notes — Certain covenants — Additional subsidiary guarantees." Notwithstanding the foregoing, the Company's guarantee of the Canadian Notes will not be released under any circumstances.

Since the Company is a holding company, its ability to make payments on the Notes depends in part on the operations of its subsidiaries.

          The Company is a holding company; substantially all of its assets consist of the stock of its subsidiaries and substantially all of the Company's operations are conducted by its direct and indirect wholly owned subsidiaries. As a result, the Company's ability to make payments on the U.S. Notes, and, if required, payments on the Canadian Notes as a result of its guarantee of the Canadian Notes, will be dependent upon the receipt of sufficient funds from the Company's subsidiaries.

The Issuers cannot guarantee that there will be a trading market for the Notes.

          The Notes are new issues of securities for which no trading market currently exists. The Issuers do not intend to list the Notes on any national or regional securities exchange or to seek approval for quotation through any automated quotation system. The Issuers cannot give any assurance that a trading market will exist in the future for the Notes. Even if a market does develop, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

If the Notes of a series are rated investment grade on any date following the date of the indenture for the applicable series of Notes by two rating agencies, certain covenants contained in the applicable indenture will no longer be applicable to such Notes, and the holders of such Notes will lose the protection of these covenants.

          Each indenture will contain certain covenants that will no longer be applicable to the Notes of such series if, on any date following the date of the indenture for the applicable series of Notes, the Notes are rated investment grade by any two of Moody's Investors Service, Inc., Standard & Poor's Rating Group and Fitch Ratings Inc. and no default or event of default has occurred and is continuing under the applicable indenture. See "Description of the Notes — Certain covenants." These covenants restrict, among other things, the Company's and certain of its subsidiaries' (including the Canadian Issuer's) ability to pay dividends, incur additional debt and enter into certain types of transactions. Because the Company and certain of its subsidiaries (including the Canadian Issuer) would not be subject to these restrictions if the applicable series of Notes are rated investment grade by the rating agencies, the Company and certain of its subsidiaries (including the Canadian Issuer) would be able to make dividends and distributions, incur substantial additional debt and enter into certain types of transactions.

Transfer of the Notes may be restricted.

          The Notes have not been registered under the securities laws of any jurisdiction other than the United States, including Canada, and may not be offered or sold in Canada or by any resident of Canada except pursuant to prospectus exemptions under Canadian securities laws and, in any other non-U.S. jurisdiction, except pursuant to an exemption from applicable securities laws. This prospectus supplement and the accompanying prospectus will not qualify the Notes for resale in Canada or in any other non-U.S. jurisdiction.

Transfer of the Canadian Notes may be restricted by British Columbia securities laws.

          As the Canadian Issuer is a British Columbia unlimited liability company, the distribution of the Canadian Notes is being made from British Columbia pursuant to exemptions from the requirement that the Canadian Issuer prepare and file a prospectus with the British Columbia Securities Commission. Accordingly, any resale of the Canadian Notes to a person in British Columbia or through a market in British Columbia must be made in accordance with applicable British Columbia securities laws which require such resale to be made in accordance with exemptions from the prospectus and dealer registration requirements. Investors are advised to seek legal advice prior to any resale of the Canadian Notes to a person in British Columbia or through a market in British Columbia.

You may not be able to effect service of process or enforce judgments obtained against the Company or the Subsidiary Guarantors outside the United States.

          The Company and the Subsidiary Guarantors are entities organized under the laws of the United States. All or a substantial portion of the Company's and the Subsidiary Guarantors' assets are located in the United States and, as a result, it may not be possible for investors to effect service of process or enforce judgments obtained against the Company or the Subsidiary Guarantors outside the United States. In addition, all of the Company's directors reside in the United States and its executive officers reside in the United States or in Europe, and all or some portion of their assets are located in the United States or in Europe, as the case may be. As a result, it may not be possible for investors to effect service of process or enforce judgments obtained against the Company's directors and executive officers outside the United States or Europe, as the case may be.

Investing in Notes which are denominated in a currency other than the currency of the country in which you live or conduct your business or activities could subject you to significant risks.

          An investment in the Notes which is denominated in, and all payments in respect of which that are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities, or the home currency, entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar or the Canadian dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar or the Canadian dollar. Such risks generally depend on economic and political events over which the Issuers have no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation of the U.S. dollar or the Canadian dollar against the relevant home currency could result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

          The description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the Notes.

USE OF PROCEEDS

          The net proceeds to the Issuers from this offering are estimated to be $777.2 million, after deducting discounts to the underwriters and estimated offering expenses. The Issuers intend to use a majority of the net proceeds from this offering to redeem all of the Canadian Issuer's outstanding 7 1/2% CAD Senior Subordinated Notes due 2017, all of the Company's outstanding 8% USD Senior Subordinated Notes due 2018 and all of the Company's outstanding 8% USD Senior Subordinated Notes due 2020 and to fund the purchase of up to $137.5 million in principal amount of the 8 3/8% Notes pursuant to a tender offer. The Issuers intend to use the remaining net proceeds (including any net proceeds not used in respect of the tender offer of the 8 3/8% Notes) to repay indebtedness under the Company's revolving credit facility and for general corporate purposes.

          Pending the use of proceeds as described above, the Issuers intend to invest the net proceeds of the offering in "Triple A" rated money market funds or term deposits with highly rated financial institutions. Pending the redemption dates and settlement dates for the note redemptions and the tender offer described above, the Issuers intend to apply such net proceeds to temporarily reduce amounts outstanding under the Company's revolving credit facility.

          Over the last 12 months, the Company used borrowings under its revolving credit facility for general corporate purposes. The Company's revolving credit facility has a maturity date of June 27, 2016. The weighted average interest rate as of August 7, 2013 on indebtedness outstanding under the Company's revolving credit facility was 4.0%.

          Affiliates of certain of the underwriters are lenders under the Company's revolving credit facility and holders of certain of the notes being redeemed, and will each receive more than 5% of the net proceeds of this offering. See "Underwriting (Conflicts of Interest)."

CAPITALIZATION

          The following table sets forth at June 30, 2013 the Company's, including its consolidated subsidiaries: (a) actual cash and cash equivalents and capitalization and (b) cash and cash equivalents and capitalization as adjusted to give effect to this offering and the Credit Agreement Amendment and the application of the net proceeds from this offering as described under "Use of Proceeds."

          This table should be read in conjunction with the section captioned "Use of Proceeds" in this prospectus supplement and our consolidated financial statements in our Quarterly Report and the footnotes thereto, which are incorporated herein by reference.

	As of June 30, 2013
	Actual	As adjusted
	(In thousands)
Cash and Cash Equivalents	$258,866	$258,866

Long-term Debt (Including Current Maturities):
Revolving Credit Facility(1)(2)	187,700	—
Term Loan Facility(1)	450,000	—
Amended Revolving Credit Facility(1)(2)	—	546,381
7 1/4% GBP Senior Subordinated Notes due 2014(3)	228,180	228,180
7 1/2% CAD Senior Subordinated Notes due 2017(4)	166,338	—
8% Senior Subordinated Notes due 2018(3)	49,848	—
6 3/4% Euro Senior Subordinated Notes due 2018(3)	330,338	330,338
7 3/4% Senior Subordinated Notes due 2019(3)	400,000	400,000
8% Senior Subordinated Notes due 2020(3)	300,000	—
8 3/8% Senior Subordinated Notes due 2021(3)(5)	548,604	411,453
5 3/4% Senior Subordinated Notes due 2024(3)	1,000,000	1,000,000
6% Senior Notes due 2023 offered hereby(6)	—	600,000
6 1/8% CAD Senior Notes due 2021 offered hereby(7)	—	190,100
Real Estate Mortgages, Capital Leases and Other	277,692	277,692

Total Long-term Debt (Including Current Maturities)	3,938,700	3,984,144
Total Equity(8)	1,093,539	1,066,714

Total Capitalization	$5,032,239	$5,050,858

(1)
As a result of the Credit Agreement Amendment, the term loan facility portion of our Credit Agreement was eliminated and the maximum borrowings available under the revolving credit facilities portion of our Credit Agreement were increased from $725.0 million to $1.5 billion. The capital stock or other equity interests of most of our U.S. subsidiaries, and up to 66% of the capital stock or other equity interests of our first-tier foreign subsidiaries, are pledged to secure our revolving credit facility, together with all intercompany obligations of subsidiaries owed to us or to one of the Subsidiary Guarantors or the Canadian Issuer, and all promissory notes held by us or one of the Subsidiary Guarantors or the Canadian Issuer.

(2)
Pending the redemption dates and settlement dates for the note redemptions and the tender offer described under "Use of Proceeds," we intend to apply the net proceeds from this offering to temporarily reduce amounts outstanding under our revolving credit facility. As of August 7, 2013, there was $630.4 million outstanding under our revolving credit facility, before giving effect to the foregoing temporary reductions, which will occur upon the closing of this offering. Our revolving credit facility would permit additional borrowings under such facilities (subject to customary borrowing conditions) or otherwise, of up to $867.3 million as of August 7, 2013.

(3)
These notes are fully and unconditionally guaranteed, on a senior subordinated basis, by the Subsidiary Guarantors. These guarantees are joint and several obligations of the Subsidiary Guarantors. The Canadian Issuer, IME, their respective subsidiaries and our other existing international subsidiaries do not guarantee these notes.

(4)
The Canadian Issuer is the direct obligor on these notes, which are fully and unconditionally guaranteed, on a senior subordinated basis, by the Company and the Subsidiary Guarantors. These guarantees are joint and several obligations of the Company and the Subsidiary Guarantors.

(5)
The as adjusted amount assumes the tender of $137.5 million in principal amount of the 8 3/8% Notes pursuant to a tender offer. The successful completion of this offering is an express condition to our obligation to purchase the 8 3/8% Notes tendered pursuant to the tender offer, but the completion of the tender offer is not a condition to the sale of the Notes. We cannot assure you that the tender offer will be completed in accordance with its terms, or at all, or that $137.5 million in principal amount of the 8 3/8% Notes will be tendered and cancelled pursuant to the tender offer.

(6)
These notes will be fully and unconditionally guaranteed, on a senior basis, by the Subsidiary Guarantors. These guarantees will be joint and several obligations of the Subsidiary Guarantors. The Canadian Issuer, IME, their respective subsidiaries and our other existing international subsidiaries will not guarantee these notes.

(7)
The Canadian Issuer will be the direct obligor on these notes, which will be fully and unconditionally guaranteed, on a senior basis, by the Company and the Subsidiary Guarantors. These guarantees will be joint and several obligations of the Company and the Subsidiary Guarantors.

(8)
Total equity was reduced by approximately $26.8 million due to a debt extinguishment charge, net of tax benefit, in connection with this Offering and the Credit Agreement Amendment.

DESCRIPTION OF THE NOTES

          The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of debt securities set forth under "Description of Debt Securities" in the accompanying prospectus, to which reference is hereby made. You can find the definitions of certain terms used in this description under the subheading "Certain definitions." Other terms are defined in the accompanying prospectus. Certain defined terms used in this description but not defined below under the subheading "Certain definitions" have the meanings assigned to them in the indentures described below. In this description, the words "Company," "we," "us" and "our" refer only to Iron Mountain Incorporated and not to any of its subsidiaries, and the words "Canadian Issuer" refer only to Iron Mountain Canada Operations ULC and not to any of its subsidiaries. In this description, "$" refers to U.S. Dollars and "C$" refers to Canadian Dollars. In this description, the words "the applicable Issuer" refer to the Company or the Canadian Issuer, as applicable.

General

          The Company will issue notes denominated in U.S. Dollars, or the "U.S. Notes," under an indenture dated as of the issue date of the U.S. Notes, or the "U.S. Notes Base Indenture," as supplemented by a first supplemental indenture, dated as of the issue date of the U.S. Notes, or the "U.S. Notes Supplemental Indenture," among the Company, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee, or the "U.S. Trustee." The Canadian Issuer will issue notes denominated in Canadian Dollars, or the "Canadian Notes," under an indenture dated as of the issue date of the Canadian Notes, or the "Canadian Notes Base Indenture," as supplemented by a first supplemental indenture, dated as of the issue date of the Canadian Notes, or the "Canadian Notes Supplemental Indenture," among the Company, the Canadian Issuer, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee, or the "Canadian Trustee." For convenience, the U.S. Notes Base Indenture, as supplemented by the U.S. Notes Supplemental Indenture, is referred to as the "U.S. Notes Indenture," the Canadian Notes Base Indenture, as supplemented by the Canadian Notes Supplemental Indenture, is referred to as the "Canadian Notes Indenture," and the U.S. Notes Indenture and the Canadian Notes Indenture are collectively referred to as the "Indentures." The terms of the Notes include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

          The following description is a summary of the material provisions of the Indentures. It does not restate the Indentures in their entirety. We urge you to read the Indentures because they, and not this description, define your rights as a holder of the U.S. Notes or the Canadian Notes. If you would like more information on these provisions, review the copies of the Indentures that we have filed with the SEC. See "Information Incorporated by Reference" and "Where You Can Find More Information" in this prospectus supplement and in the accompanying prospectus for information about how to locate these documents. You may also review the U.S. Notes Indenture and the Canadian Notes Indenture at the U.S. Trustee's and Canadian Trustee's corporate trust office at 150 East 42nd Street, New York, New York, 10017, respectively.

Brief Description of the Notes and the Note Guarantees

The U.S. Notes

          The U.S. Notes:

  •
  will be general unsecured obligations of the Company;

  •
  will be pari passu in right of payment with all existing and future senior Indebtedness of the Company;

  •
  will be senior in right of payment to all existing and future subordinated Indebtedness of the Company, including the Company's existing senior subordinated notes which will remain outstanding following this offering; and

  •
  will be unconditionally guaranteed by the Subsidiary Guarantors.

The U.S. Notes Guarantees

          The U.S. Notes will be guaranteed:

  •
  on the issue date, by substantially all of the Company's U.S. Subsidiaries; and

  •
  thereafter, by each of the Company's newly acquired or created Restricted Subsidiaries (other than any Excluded Restricted Subsidiary (as defined below)) to the extent required under the covenant described below under "Certain covenants — Additional subsidiary guarantees."

          Each Note Guarantee of the U.S. Notes:

  •
  will be a general unsecured obligation of the Guarantor;

  •
  will be pari passu in right of payment with all existing and future senior Indebtedness of the Guarantor; and

  •
  will be senior in right of payment to any existing and future subordinated Indebtedness of the Guarantor.

The Canadian Notes

          The Canadian Notes:

  •
  will be general unsecured obligations of the Canadian Issuer;

  •
  will be pari passu in right of payment with all existing and future senior Indebtedness of the Canadian Issuer;

  •
  will be senior in right of payment to all existing and future subordinated Indebtedness of the Canadian Issuer; and

  •
  will be unconditionally guaranteed by the Company and the Subsidiary Guarantors.

The Canadian Notes Guarantees

          The Canadian Notes will be guaranteed:

  •
  on the issue date, by the Company and substantially all of the Company's U.S. Subsidiaries; and

  •
  thereafter, by each of the Company's newly acquired or created Restricted Subsidiaries (other than any Excluded Restricted Subsidiary) to the extent required under the covenant described below under "Certain covenants — Additional subsidiary guarantees."

          Each Note Guarantee of the Canadian Notes:

  •
  will be a general unsecured obligation of the Guarantor;

  •
  will be pari passu in right of payment with all existing and future senior Indebtedness of the Guarantor; and

  •
  will be senior in right of payment to any existing and future subordinated Indebtedness of the Guarantor.

          The Notes will be effectively subordinated to all borrowings under the Company's Credit Agreement to the extent of the value of the collateral securing those borrowings, which currently include the capital stock and other equity interests of most of the Company's U.S. Subsidiaries, up to 66% of the capital stock and other equity interests of the Company's first-tier non-U.S. Subsidiaries, together with all intercompany obligations of Subsidiaries owed to the Company, the Subsidiary Guarantors or the Canadian Issuer and all intercompany promissory notes held by the Company, the Subsidiary Guarantors or the Canadian Issuer. The Subsidiary Guarantors and the Canadian Issuer have currently outstanding capital lease obligations. Assuming we had completed this offering and the Credit Agreement Amendment on June 30, 2013 and applied the net proceeds from this offering as described under "Use of Proceeds," the Notes and the Note Guarantees would have been effectively subordinated to $663.1 million of the Company's and the Guarantors' secured indebtedness. See "Risk Factors — The U.S. Notes and the U.S. guarantees, and the Canadian Notes and the Canadian guarantees, will be general unsecured senior obligations; the U.S. Notes and the U.S. guarantees will be effectively subordinated to all existing and future secured debt of the Company and the Subsidiary Guarantors and the Canadian Notes and the Canadian guarantees will be effectively subordinated to all existing and future secured debt of the Company, the Canadian Issuer and the Subsidiary Guarantors, including obligations under the Company's revolving credit facility, to the extent of the value of the collateral securing the debt."

          Not all of our Subsidiaries will Guarantee the Notes. We expect that substantially all of our direct and indirect wholly owned U.S. Subsidiaries will Guarantee the Notes. Although the Canadian Issuer is an obligor with respect to the Canadian Notes offered hereby, the Canadian Issuer will not Guarantee the U.S. Notes offered hereby. Other than the Canadian Issuer, the obligors in respect of the U.S. Notes and the Canadian Notes will be identical. None of our other existing or future non-U.S. Subsidiaries will Guarantee the U.S. Notes or the Canadian Notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets are made available for distribution to us. Assuming this offering had been completed on June 30, 2013 and the net proceeds applied as described under "Use of Proceeds" and the Canadian Reorganization had been completed as of June 30, 2013, the Notes would have been structurally subordinated to $190.5 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries, and the U.S. Notes would also have been structurally subordinated to $200.3 million of indebtedness and other liabilities (including trade payables) of the Canadian Issuer, which will not be a Guarantor of the U.S. Notes. Our non-guarantor subsidiaries, excluding the Canadian Issuer, generated 31% and 31% of our consolidated revenues for the year ended December 31, 2012 and the six-month period ended June 30, 2013, respectively, and held 35% of our consolidated total assets as of June 30, 2013, in the latter case without reduction for the noncontrolling interests in certain of our international subsidiaries. The Canadian Issuer generated 4% and 4% of our consolidated revenues for the year ended December 31, 2012 and the six-month period ended June 30, 2013, respectively, and held 9% of our consolidated total assets as of June 30, 2013, in the latter case without reduction for the noncontrolling interests in certain of our international subsidiaries.

          Our condensed consolidating financial information included in the notes to our consolidated financial statements, which we have incorporated by reference from our quarterly reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 and our Annual Report on Form 10-K for the year ended December 31, 2012, includes information for the Company, the Subsidiary Guarantors on a combined basis, the Canadian Issuer and our non-guarantor subsidiaries on a combined basis. In July 2013, the Amalgamated Entities were amalgamated into the Canadian Issuer and, as part of our proposed conversion to a REIT, the Canadian Issuer contributed certain assets and liabilities into the Canadian Subsidiaries. The assets, liabilities, equity, results of operations and cash flows of the Amalgamated Entities, which were presented within the "Non-Guarantors" column within the "Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors" Note to our consolidated financial statements in prior periods, will be presented within the "Canada Company" column in future periods. The assets, liabilities, equity, results of operations and cash flows of the Canadian Subsidiaries, which were presented within "Canada Company" in prior periods, will now be presented within the "Non-Guarantors" column in future periods. On August 8, 2013, the Company filed a Current Report on Form 8-K that included unaudited pro forma consolidating balance sheets as of December 31, 2012 and June 30, 2013 and unaudited pro forma statements of operations and cash flows for the year ended December 31, 2012 and six months ended June 30, 2013, which have been adjusted to give effect to the Canadian Reorganization to present the Amalgamated Entities as if they were within "Canada Company" for such periods and the Canadian Subsidiaries as if they were within "Non-Guarantors" for such periods.

          As of the date of the Indentures, all of our U.S. Subsidiaries (other than Iron Mountain Assurance Corporation and Upper Providence Venture I, L.P.) and a number of our non-U.S. Subsidiaries (including the Canadian Issuer, its direct and indirect Subsidiaries, Iron Mountain Cayman Ltd., Iron Mountain (Gibraltar) Holdings Limited, Iron Mountain Luxembourg S.a.r.l, Iron Mountain Global Luxembourg S.a.r.l, Iron Mountain Luxembourg Services S.a.r.l, IM Records Management (Puerto Rico), Inc., Iron Mountain BPM International S.a.r.l., Iron Mountain BPM SPRL, Marshgate Morganis S.a.r.l., Iron Mountain Switzerland GmbH, Iron Mountain Europe (Group) Limited, Iron Mountain Europe Limited, Iron Mountain (UK) Limited, Iron Mountain Secure Shredding Ltd., Iron Mountain UK Services (Holdings) Limited, Iron Mountain (UK) Services Limited, and Iron Mountain (UK) Secure Shredding Limited) will be "Restricted Subsidiaries." Furthermore, under the circumstances described below under the caption "— Certain Covenants — Unrestricted Subsidiaries," we will be permitted to designate additional Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indentures. Our Unrestricted Subsidiaries will not Guarantee the Notes.

Principal, Maturity and Interest

          On the date of the Indentures, the Company will issue $600.0 million in aggregate principal amount of U.S. Notes, or the "Initial U.S. Notes," and the Canadian Issuer will issue C$200.0 million in aggregate principal amount of Canadian Notes, or the "Initial Canadian Notes," in each case pursuant to the applicable Indenture. The Initial U.S. Notes and the Initial Canadian Notes are collectively referred to herein as the "Initial Notes." The Company may issue additional U.S. Notes, or the "Additional U.S. Notes," and the Canadian Issuer may issue additional Canadian Notes, or the "Additional Canadian Notes," from time to time after this offering subject to the covenant described below under "— Certain covenants — Incurrence of indebtedness and issuance of preferred stock." The Additional U.S. Notes and the Additional Canadian Notes are collectively referred to herein as the "Additional Notes." The Initial Notes and the Additional Notes are collectively referred to herein as the "Notes." The Initial U.S. Notes offered hereby will be treated, together with any Additional U.S. Notes subsequently issued under the U.S. Notes Indenture, as a single series under the U.S. Notes Indenture except as otherwise stated herein. The Initial Canadian Notes offered hereby will be treated, together with any Additional Canadian Notes subsequently issued under the Canadian Notes Indenture, as a single series under the Canadian Notes Indenture except as otherwise stated herein. Unless the context requires otherwise, references to "Notes of a series" for all purposes of the Indentures and this Description of the Notes means the U.S. Notes or the Canadian Notes, in each case as a series. Unless the context requires otherwise, references to "Notes" for all purposes of the Indentures and this Description of the Notes include any Additional Notes that are actually issued. The U.S. Notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. The Canadian Notes will be issued in denominations of C$2,000 and any integral multiples of C$1,000 in excess thereof. The Notes will be issued in registered form, without coupons. The Notes will be evidenced by a global note in book-entry form, except under the limited circumstances described below under "— Book-entry, delivery and form." The registered holder of a Note, or Holder, will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indentures.

          The U.S. Notes will mature on August 15, 2023 and the Canadian Notes will mature on August 15, 2021. Interest on the U.S. Notes will accrue at the rate of 6.000% per annum. Interest on the Canadian Notes will accrue at the rate of 6.125% per annum. Interest will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2014, to Holders of record on the immediately preceding February 1 and August 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of receiving payments on the Notes

          The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of Notes at their addresses that are set forth in the register of Holders of Notes. Until otherwise designated by the Company, the Company's office or agency for payments on the Notes will be the office of the U.S. Trustee or Canadian Trustee, as applicable, maintained for such purpose.

Paying agent and registrar for the Notes

          The U.S. Trustee will initially act as paying agent and registrar for the U.S. Notes, and the Canadian Trustee will initially act as paying agent and registrar for the Canadian Notes. The Company may change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

          A Holder may transfer or exchange Notes in accordance with the applicable Indenture. The registrar and the applicable Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. The Company may require a Holder to pay any taxes and fees required by law or permitted by the applicable Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Guarantees

          The Company's payment obligations under the U.S. Notes will be jointly and severally guaranteed on an unsecured senior basis by all of the Company's existing Restricted Subsidiaries other than the Excluded Restricted Subsidiaries (as defined below). The Canadian Issuer's payment obligations under the Canadian Notes will be jointly and severally guaranteed on an unsecured senior basis by the Company and all of the Company's existing Restricted Subsidiaries other than the Excluded Restricted Subsidiaries. See "— Certain covenants — Additional subsidiary guarantees." The obligations of a Guarantor under its Note Guarantee will be unconditional, but will contain language intended to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors — Federal and state statutes could allow courts, under specific circumstances, to void guarantees and require holders of the Notes to return payments received from guarantors."

          No newly created or acquired Restricted Subsidiary (other than an Excluded Restricted Subsidiary) may, after the date of the Indentures, Guarantee the payment of (a) any Indebtedness of the Company or any Subsidiary Guarantor under any credit facility or (b) any Indebtedness of the Company or any Subsidiary Guarantor evidenced by bonds, notes or other debt securities in an aggregate principal amount of $10.0 million or more, unless such Restricted Subsidiary shall also have executed a Note Guarantee and delivered an opinion of counsel with respect thereto, in accordance with the terms of the applicable Indenture. See "— Certain covenants — Additional subsidiary guarantees."

          The Note Guarantee of a Subsidiary Guarantor will be released under the circumstances described under "— Certain covenants — Additional subsidiary guarantees." The Company's Note Guarantee of the Canadian Notes will not be released under any circumstances.

Additional Amounts

          All payments made by or on behalf of the Canadian Issuer under or with respect to the Canadian Notes or any of the Guarantors on its Note Guarantee in respect of the Canadian Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes imposed or levied by or on behalf of any jurisdiction in which the Canadian Issuer or any such Guarantor (including any successor entity), is then incorporated or resident or doing business for tax purposes, any jurisdiction from or through which payment is made by or on behalf of the Canadian Issuer or any such Guarantor (including the jurisdiction of any paying agent), or, in each case, any political subdivision thereof or therein, each of the foregoing, a Tax Authority, unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes of any Tax Authority will at any time be required to be made from or imposed directly on any Holder or beneficial owner of the Canadian Notes on any payments made by or on behalf of the Canadian Issuer under or with respect to the Canadian Notes or any of the Guarantors with respect to any Note Guarantee of the Canadian Notes, including payments of principal, redemption price, purchase price, interest, premium or additional interest, if any, the Canadian Issuer or the relevant Guarantor, as applicable, will pay such additional amounts, or Additional Amounts, as may be necessary in order that the net amounts received and retained in respect of such payments by each Holder or beneficial owner (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts which would have been received and retained in respect of such payments in the absence of such withholding, deduction or imposition; provided, however, that no Additional Amounts will be payable with respect to:

            (1)     any payments on a Canadian Note in respect of Taxes which would not have been imposed but for the Holder or the beneficial owner of the Canadian Note being, or having been, a citizen or resident or national of, incorporated in, or carrying on a business in the jurisdiction in which such Taxes are imposed other than by the mere acquisition, holding or disposition of such Canadian Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

            (2)     any Taxes that are imposed or withheld as a result of the failure of the Holder of a Canadian Note or beneficial owner of a note to complete, execute and deliver to the Canadian Issuer or a Guarantor, as the case may be, any certification, identification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction as a precondition to exemption from all or part of such Taxes and, except with respect to United States federal income taxes, which is reasonably requested in writing to be delivered to the Canadian Issuer or such Guarantor and which written request is made to that Holder or beneficial owner at least 60 days before such deduction or withholding would be payable;

            (3)     any Canadian Note presented for payment (where Canadian Notes are in physical, certificated form and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Canadian Note been presented on the last day of such 30 day period);

            (4)     any estate, inheritance, gift, sale, transfer, personal property or similar Tax or assessment;

            (5)     any Taxes payable otherwise than by way of deduction or withholding;

            (6)     any person who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of the Canadian Note;

            (7)     any Holder of a Canadian Note or a beneficial owner of a Canadian Note that is or was a "10-percent shareholder" of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or the Code, or any successor provision;

            (8)     any Holder of a Canadian Note or a beneficial owner of a Canadian Note that is a bank receiving interest described in Section 881(c)(3)(A) of the Code;

            (9)     any Taxes imposed under Sections 1471 through 1474 of the Code (and regulations issued thereunder) or under substantially similar provisions; or

            (10)   any combination of items (1) through (9) above.

          In addition to the foregoing, the Canadian Issuer and the Guarantors will also pay any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied by any Tax Authority on the execution, delivery, registration or enforcement of any of the Canadian Notes, the Canadian Notes Indenture, any Guarantee or any other document or instrument referred to therein, or the receipt of any payments with respect to the Canadian Notes or the Note Guarantees. The Canadian Issuer and the Guarantors will not, however, be obligated to pay any present or future stamp, issue, registration, transfer, court or documentary tax, or any other excise or property tax, charge or similar levy or Tax which is levied by any Tax Authority in connection with any transfer of any Canadian Note by any Holder.

          If the Canadian Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Canadian Notes or any Note Guarantee of the Canadian Notes, the Canadian Issuer or the relevant Guarantor, as the case may be, will deliver to the Canadian Trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Canadian Issuer or the relevant Guarantor shall notify the Canadian Trustee promptly thereafter) an Officers' Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers' Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to Holders on the relevant payment date. The Canadian Issuer or the relevant Guarantor will provide the Canadian Trustee with documentation reasonably satisfactory to the Canadian Trustee evidencing the payment of Additional Amounts.

          The Canadian Issuer or the relevant Guarantor will make all required withholdings and deductions and will remit the full amount deducted or withheld to the relevant Tax Authority in accordance with applicable law. The Canadian Issuer or the relevant Guarantor will use commercially reasonable efforts to facilitate administrative actions necessary to assist beneficial owners to obtain any refund of or credit against Taxes for which Additional Amounts are not paid as a result of the conditions in the proviso to the first paragraph hereof.

          In the event that either the Canadian Issuer or the relevant Guarantor has become, or would be, obliged to pay on the next date on which any amount would be payable under or with respect to the Canadian Notes, any Additional Amounts as a result of certain changes affecting the laws relating to withholding or deduction of Taxes, the Canadian Issuer may redeem all, but not less than all, the Canadian Notes in accordance with the section entitled "Redemption for Changes in Withholding Taxes."

          Whenever in the Canadian Notes Indenture or in this Description of the Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of the Canadian Notes or of principal, interest, additional interest or of any other amount payable under, or with respect to, any of the Canadian Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

          The above obligations will survive any termination, defeasance or discharge of the Canadian Notes Supplemental Indenture, or any transfer by a Holder or beneficial owner of its Canadian Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Canadian Issuer or any Guarantor is incorporated, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Canadian Notes (or any Note Guarantee of the Canadian Notes) and any political subdivision thereof or therein.

Optional redemption

          Prior to August 15, 2018, the U.S. Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days' notice, at the Make-Whole Price, plus accrued and unpaid interest to, but excluding, the applicable redemption date.

          Prior to August 15, 2017, the Canadian Notes will be subject to redemption at any time at the option of the Canadian Issuer, in whole or in part, upon not less than 10 nor more than 60 days' notice, at the CAD Make-Whole Price, plus accrued and unpaid interest to, but excluding, the applicable redemption date.

          On and after August 15, 2018, the U.S. Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 10 nor more than 60 days' notice, at the redemption price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	U.S. Notes Percentage
2018	103.000%
2019	102.000%
2020	101.000%
2021 and thereafter	100.000%

          Notwithstanding the foregoing, at any time prior to August 15, 2016, the Company may on any one or more occasions redeem the U.S. Notes at a redemption price of 106.000% of the principal amount thereof, plus, in each case, accrued and unpaid interest to the redemption date, with cash in an amount equal to the net cash proceeds of one or more Qualified Equity Offerings; provided that:

            (1)     at least $390.0 million of the aggregate principal amount of U.S. Notes (which may include any Additional U.S. Notes) issued under the U.S. Indenture remains outstanding immediately after the occurrence of such redemption (excluding U.S. Notes held by the Company or any of its subsidiaries); and

            (2)     the redemption occurs within six months of the date of the closing of any such Qualified Equity Offering.

          On and after August 15, 2017, the Canadian Notes will be subject to redemption at any time at the option of the Canadian Issuer, in whole or in part, upon not less than 10 nor more than 60 days' notice, at the redemption price (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on August 15 of the years indicated below:

Year	Canadian Notes Percentage
2017	103.063%
2018	101.531%
2019 and thereafter	100.000%

          Notwithstanding the foregoing, at any time prior to August 15, 2016, the Canadian Issuer may on any one or more occasions redeem the Canadian Notes at a redemption price of 106.125% of the principal amount thereof, plus, in each case, accrued and unpaid interest to the redemption date, with cash in an amount equal to the net cash proceeds of one or more Qualified Equity Offerings; provided that:

            (1)     at least C$130.0 million of the aggregate principal amount of Canadian Notes (which may include any Additional Canadian Notes) issued under the Canadian Indenture remains outstanding immediately after the occurrence of such redemption (excluding Canadian Notes held by the Company or any of its subsidiaries); and

            (2)     the redemption occurs within six months of the date of the closing of any such Qualified Equity Offering.

Redemption for Changes in Withholding Taxes

          The Canadian Issuer may redeem the Canadian Notes, in whole but not in part, at its discretion at any time upon not less than 10 nor more than 60 days' prior notice to the Holders (which notice will be given in accordance with the procedures described below under the caption "— Selection and notice," except that it may not be conditional, at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Canadian Issuer for redemption, or Tax Redemption Date, and all additional interest and Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (and in the case of Canadian Notes that are in physical, certificated form, subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date and additional interest and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Canadian Notes, the Canadian Issuer has or would be required to pay Additional Amounts, and the Canadian Issuer cannot avoid any such payment obligation taking reasonable measures available (including the designation of a paying agent in another jurisdiction), as a result of:

            (1)     any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Authority affecting taxation which is announced and becomes effective on or after the date of the Canadian Supplemental Indenture (or, if the relevant Tax Authority has changed since the date of the Canadian Supplemental Indenture, the date on which the then current Tax Authority became the applicable Tax Authority under the Canadian Supplemental Indenture); or

            (2)     any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which is announced and becomes effective on or after the date of the Canadian Supplemental Indenture (or, if the relevant Tax Authority has changed since the date of the Canadian Supplemental Indenture, the date on which the then current Tax Authority became the applicable Tax Authority under the Canadian Supplemental Indenture).

          The Canadian Issuer will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Canadian Issuer would be obligated to make such payment or withholding if a payment in respect of the Canadian Notes were then due. Prior to the publication or, where relevant, mailing of any notice of redemption of the Canadian Notes pursuant to the foregoing, the Canadian Issuer will deliver to the Canadian Trustee (a) an Officers' Certificate to the effect that the Canadian Issuer is entitled to effect such redemption and cannot avoid such obligation to pay Additional Amounts by taking reasonable measures available to it and (b) an opinion of independent counsel to the effect that the Canadian Issuer will be obligated to pay Additional Amounts as a result of an event described above.

Mandatory redemption

          The Company is not required to make mandatory redemption or sinking fund payments with respect to the U.S. Notes.

          The Canadian Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Canadian Notes.

Repurchase at the option of holders

          Change of control.    Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the applicable Issuer to repurchase all or any part (equal to $2,000 or C$2,000, as the case may be, or an integral multiple of $1,000 or C$1,000, as the case may be, in excess thereof) of such Holder's Notes pursuant to the offer described below, or the Change of Control Offer, at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of repurchase, or the Change of Control Payment.

          Within 30 calendar days following any Change of Control, the applicable Issuer will mail a notice to each Holder stating:

            (1)     that the Change of Control Offer is being made pursuant to the covenant entitled "Change of control" and that all Notes tendered will be accepted for payment;

            (2)     the purchase price and the purchase date, which will be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is mailed, or the Change of Control Payment Date;

            (3)     that any Note not tendered will continue to accrue interest;

            (4)     that, unless the applicable Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

            (5)     that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent at the address specified in such notice prior to the close of business on the fifth Business Day preceding the Change of Control Payment Date;

            (6)     that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have such Notes purchased; and

            (7)     that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 or C$2,000, as the case may be, or an integral multiple of $1,000 or C$1,000, as the case may be, in excess thereof.

          The applicable Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable to the repurchase of the Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the applicable Indenture, the applicable Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the applicable Indenture by virtue of such conflict.

          On the Change of Control Payment Date, the applicable Issuer will, to the extent lawful:

            (1)     accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer;

            (2)     deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

            (3)     deliver or cause to be delivered to the U.S. Trustee or the Canadian Trustee, as applicable, the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the applicable Issuer.

          The paying agent will promptly mail to each Holder of Notes so accepted the Change of Control Payment for such Notes, and the U.S. Trustee or the Canadian Trustee, as applicable, will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or C$2,000, as the case may be, or an integral multiple of $1,000 or C$1,000, as the case may be, in excess thereof.

          Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the Holders of the Notes to require that the applicable Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, nor does it contain any other "event risk" protections for Holders of the Notes.

          Although the Change of Control provision may not be waived by the applicable Issuer, and may be waived by the U.S. Trustee or Canadian Trustee only in accordance with the provisions of the applicable Indenture, there can be no assurance that any particular transaction (including a highly leveraged transaction) cannot be structured or effected in a manner not constituting a Change of Control.

          The Credit Agreement may limit the right of the Company and the Canadian Issuer to purchase any Notes prior to their scheduled maturity. Also, a Change of Control may cause a default under the Credit Agreement. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the applicable Issuer is prohibited from purchasing Notes, the applicable Issuer could seek a waiver of the default under the Credit Agreement, the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the applicable Issuer does not obtain such a waiver and consent or repay such borrowings, the applicable Issuer would remain prohibited from purchasing Notes and be in default under the Credit Agreement. In such case, the applicable Issuer's failure to purchase tendered Notes would, in turn, constitute an Event of Default under the applicable Indenture.

          The applicable Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the applicable Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer. Notwithstanding anything to the contrary contained herein, a Change of

Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

          The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the applicable Issuer to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person or group may be uncertain.

          Asset sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to:

            (1)     sell, lease, convey or otherwise dispose of any assets (including by way of a Sale and Leaseback Transaction, but excluding a Qualifying Sale and Leaseback Transaction) other than (a) the sale, lease or other transfer of real estate, products, inventory, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole), (b) licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business, (c) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business, (d) the granting of Liens not prohibited by the covenant described below under the caption "Certain covenants — Liens," or (e) the sale or other disposition of cash or Cash Equivalents (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company will be governed by the provisions of the Indentures described above under the caption "Repurchase at the option of holders — Change of control" and/or the provisions described below under the caption "Certain covenants — Merger, consolidation or sale of assets" and not by the provisions of this covenant); or

            (2)     issue or sell Equity Interests of any of its Restricted Subsidiaries that, in the case of either clause (1) or (2) above, whether in a single transaction or a series of related transactions:

              (A)    have a Fair Market Value in excess of $10.0 million; or

              (B)     result in Net Proceeds in excess of $10.0 million, each of the foregoing, an Asset Sale, unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of (i) cash, (ii) Cash Equivalents, (iii) like-kind assets, (iv) other assets used in or useful in the Company's business or (v) Designated Non-Cash Consideration having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (B)(y)(v) that is at the time outstanding, not to exceed the greater of (I) $50.0 million and (II) 1.0% of the Company's Consolidated Total Assets as of the date of such Asset Sale (in each case as determined in good faith by the Company and certified by an Officers' Certificate delivered to the Trustee);

provided, however, that the amount of:

              (A)    any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary

    (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets; and

              (B)     any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) or Cash Equivalents, shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in the foregoing clause (B)(y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation. For the avoidance of doubt, a disposition that constitutes a Restricted Payment or Permitted Investment will be governed by the provisions of the Indenture described below under the covenant entitled "Restricted payments" and not by the provisions of this covenant.

          A transfer of assets or issuance of Equity Interests by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary will not be deemed to be an Asset Sale.

          Within 365 days of any Asset Sale, the Company or any Restricted Subsidiary may, at its option, apply an amount equal to the Net Proceeds from such Asset Sale either:

            (1)     to repay Indebtedness and other obligations that are secured by a Lien;

            (2)     to an investment in another business or capital expenditure or other long-term assets, in each case, in the same line of business as the Company or any of its Restricted Subsidiaries was engaged on the date of the Indenture or in businesses similar or reasonably related thereto;

            (3)     to repay other Indebtedness of the Company or a Subsidiary Guarantor that ranks pari passu in right of payment with the applicable series of Notes or any Note Guarantee, as applicable (or "Pari Passu Indebtedness"); provided that the Company shall also equally and ratably offer to reduce Indebtedness under each series of Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to the holders of each series of Notes at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the applicable Indenture; and/or

            (4)     a combination of prepayment and investment permitted by the foregoing clauses (1) - (3);

          Notwithstanding the foregoing, if within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) enters into a binding written agreement irrevocably committing the Company or such Restricted Subsidiary to an application of funds of the kind described in clause (2) above, the Company or such Restricted Subsidiary shall be deemed not to be in violation of the preceding paragraph so long as such application of funds is consummated within 545 days of the receipt of such Net Proceeds.

          Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the applicable Indenture. On the 365th day after an Asset Sale or such earlier date, if any, as the board of directors of the Company or of such Restricted Subsidiary determines not to apply the Net Proceeds relating to such Asset Sale as set forth in clauses (1) - (4) of the second preceding paragraph (or an "Asset Sale Offer Trigger Date"), such aggregate amount of Net Proceeds (rounded down to the nearest $1,000) that has not been applied on or before such Asset Sale Offer Trigger Date as permitted in clauses (1) - (4) of the second preceding paragraph or the last provision of this paragraph (or an Asset Sale Offer Amount) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (or an Asset Sale Offer) to all Holders of the Notes of such series and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of Pari Passu Indebtedness (including the other series of Notes), on a date (or Asset Sale Offer Payment Date) not less than 30 nor more than 60 days following the applicable Asset Sale Offer Trigger Date, from all Holders of the applicable series of Notes (and holders of any such Pari Passu Indebtedness) on a pro rata basis, the maximum amount of Notes of the applicable series and Pari Passu Indebtedness equal to the Asset Sale Offer Amount at a price equal to 100% of the principal amount of the Notes of the applicable series and Pari Passu Indebtedness to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.

          The Company may defer the Asset Sale Offer until there is an aggregate unutilized Asset Sale Offer Amount equal to or in excess of $25.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Asset Sale Offer Amount, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this covenant).

          To the extent that the aggregate amount of Notes of such series and other Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Asset Sale Offer Amount for general corporate purposes (including the repurchase of Indebtedness subordinated in right of payment to the Notes to the extent not otherwise prohibited under the applicable Indenture). If the aggregate principal amount of Notes of such series and such other Indebtedness surrendered by Holders thereof exceeds the Asset Sale Offer Amount, the U.S. Trustee or the Canadian Trustee, as applicable, shall select the Notes of such series and such other Indebtedness to be purchased on a pro rata basis (or, in the case of Notes issued in global form as discussed under "— Book-entry, delivery and form," based on a method that most nearly approximates a pro rata selection as the applicable Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements. Upon completion of such offer to purchase, the Asset Sale Offer Amount shall be reset at zero.

          The applicable Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the applicable Indenture, the applicable Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the applicable Indenture by virtue of such conflict. The Credit Agreement may limit the right of the Company and the Canadian Issuer to purchase any Notes prior to their scheduled maturity. Also, a Change of Control may cause a default under the Credit Agreement. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company or the Canadian Issuer is prohibited from purchasing Notes, the applicable Issuer could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the applicable Issuer does not obtain such a consent or repay such borrowings, the applicable Issuer would remain prohibited from purchasing Notes. In such case, the applicable Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement.

Selection and notice

          If less than all of the Notes of a particular series are to be redeemed at any time, the applicable Trustee will select Notes of such series for redemption on a pro rata basis or by lot (or, in the case of Notes of such series issued in global form as discussed under "— Book-entry, delivery and form," based on a method that most nearly approximates a pro rata selection as the applicable Trustee deems fair and appropriate in accordance with DTC guidelines) unless otherwise required by law or applicable stock exchange or depositary requirements.

          No Notes of $2,000, or C$2,000 as applicable, or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 10 but (other than with respect to Notes redeemed in connection with the satisfaction and discharge of the applicable Indenture) not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Any such redemption or notice may, at the applicable Issuer's discretion, be subject to one or more conditions precedent, and if so conditioned, the redemption date for such Notes may be extended by the applicable Issuer pending achievement of such condition precedent.

          If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

Certain covenants

          Changes in covenants when Notes rated investment grade.    If on any date following the date of the applicable Indenture for any series:

            (1)     at least two of the following events occurs:

                 (i)  the Notes issued pursuant to that Indenture are rated Baa3 or better by Moody's Investors Service,

                (ii)  the Notes issued pursuant to that Indenture are rated BBB- or better by Standard & Poor's Rating Group, a division of McGraw Hill, Inc., or

               (iii)  the Notes issued pursuant to that Indenture are rated BBB- or better by Fitch Ratings Inc.,

  (or, if any such entity ceases to rate the Notes of such series for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" registered under Section 15E of the Exchange Act selected by the Company as a replacement agency); and

            (2)     no Default or Event of Default shall have occurred and be continuing under the applicable Indenture,

then, beginning on that date and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes of such series, the covenants described under the following captions in this prospectus supplement will no longer be applicable as to the Notes of such series:

            (1)     "— Repurchase at the option of holders — Asset sales";

            (2)     "— Restricted payments";

            (3)     "— Incurrence of indebtedness and issuance of preferred stock";

            (4)     "— Dividend and other payment restrictions affecting Restricted Subsidiaries";

            (5)     "— Transactions with affiliates";

            (6)     "— Unrestricted subsidiaries"; and

            (7)     clause (4) of the covenant described below under the caption "— Merger, consolidation or sale of assets."

          There can be no assurance that the Notes of either series will ever achieve an investment grade rating or that any such rating will be maintained.

          Restricted payments.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

            (1)     declare or pay any dividend or make any distribution on account of the Company's Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

            (2)     purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company;

            (3)     purchase, redeem or otherwise acquire or retire prior to scheduled maturity for value any Indebtedness that is subordinated in right of payment to the Notes; or

            (4)     make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments");

unless, at the time of such Restricted Payment:

                 (i)  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

                (ii)  the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of indebtedness and issuance of preferred stock"; and

               (iii)  such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after October 1, 1996 (excluding Restricted Payments permitted by clauses (2) through (11) of the next succeeding paragraph and any Restricted Payments in respect of the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of any Indebtedness prior to the date of the applicable Indenture that would have been subordinated in right of payment to the Notes) would be less than (x) the cumulative EBITDA of the Company, minus 1.75 times the cumulative Consolidated Interest Expense of the Company, in each case for the period (taken as one accounting period) from June 30, 1996, to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus (y) the aggregate net Equity Proceeds received by the Company from the issuance or sale since the date of the 1996 Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (z) $2.0 million.

          As of June 30, 2013, the amount that would have been available to the Company for Restricted Payments pursuant to this clause (iii) would have been approximately $2.8 billion.

          The foregoing provisions will not prohibit:

            (1)     the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the applicable Indenture;

            (2)     the making of any Restricted Payment in exchange for, or with the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net Equity Proceeds for purposes of clause (iii)(y) of the preceding paragraph and will not be considered to be net cash proceeds from a Qualified Equity Offering for purposes of the "Optional Redemption" provisions of the applicable Indenture;

            (3)     the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes in exchange for, or with the net cash proceeds of, a substantially concurrent issue and sale (other than to the Company or any of its Restricted Subsidiaries) of Refinancing Indebtedness;

            (4)     the repurchase of any Indebtedness subordinated in right of payment to the Notes at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control in accordance with provisions similar to the "Change of control" covenant; provided that prior to or contemporaneously with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

            (5)     in the event of an Asset Sale that requires the Company to make an Asset Sale Offer with respect to Notes of any series pursuant to the covenant described under "— Repurchase at the option of holders — Asset sales," the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness subordinated in right of payment to the Notes, in each case at a purchase price not greater than 100% of the principal amount of such Indebtedness, plus accrued and unpaid interest thereon; provided that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an Asset Sale Offer with respect to the Notes of such series pursuant to the provisions of the covenant described under "— Repurchase at the option of holders — Asset sales" and has repurchased all such Notes validly tendered and not withdrawn in connection with such Asset Sale Offer (subject to the terms of such covenant) and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Indebtedness may not exceed the Asset Sale Offer Amount remaining after the Company has repurchased the Notes tendered to it pursuant to its Asset Sale Offer described under " — Repurchase at the option of holders — Asset sales";

            (6)     the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

            (7)     so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of the applicable Indenture in accordance with the Leverage Ratio test described below under the caption "— Incurrence of indebtedness and issuance of preferred stock;"

            (8)     payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

            (9)     additional payments to current or former employees or directors of the Company for repurchases of stock, stock options or other equity interests; provided that the aggregate amount of all such payments under this clause (9) does not exceed $5.0 million in any year and $10.0 million in the aggregate;

            (10)   the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes if, at the time of such defeasance, redemption, repurchase, retirement or other acquisition or retirement and after giving effect thereto, the Senior Leverage Ratio would be less than 3.5 to 1.0; and

            (11)    so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the applicable Indenture.

          Notwithstanding the foregoing, the Company may declare or pay any dividend or make any distribution on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock, so long as (A) (1) such dividend or distribution is intended to be part of a distribution of the Company's earnings and profits in connection with or in anticipation of the Company's conversion to a REIT or (2) the Company believes in good faith that it qualifies as a "real estate investment trust" under Section 856 of the Code (or any successor provision) and that the declaration or payment of such dividend or making of such distribution is necessary to maintain the Company's status as a REIT for any taxable year, with such dividend to be paid or distribution to be made as and when determined by the Company, whether during or after the end of the relevant taxable year and (B) no Default or Event of Default shall have occurred and be continuing.

          If an Investment results in the making of a Restricted Payment, the aggregate amount of all Restricted Payments deemed to have been made as calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise) to the extent such net reduction is not included in the Company's EBITDA; provided, however, that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (a) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (b) the initial amount of such Investment. In addition, for the avoidance of doubt and to avoid double counting, if an Investment results in the making of a Restricted Payment, then the subsequent assignment, contribution, distribution or other transfer of such Investment by the Company or any Restricted Subsidiary of the Company to any Excluded Restricted Subsidiary or Unrestricted Subsidiary shall not be considered a new Investment or Restricted Payment and shall not further reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this section.

          If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, such Investment will no longer be counted as a Restricted Payment for purposes of calculating the aggregate amount of Restricted Payments.

          For the purpose of making any Restricted Payment calculations under the Indenture:

            (1)     Investments will include the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and will exclude the Fair Market Value of the net assets of any Unrestricted Subsidiary that is designated as a Restricted Subsidiary, in each case with Fair Market Value determined by the Company's board of directors in good faith and, for the avoidance of doubt, such inclusions and exclusions will not be limited by the amount of any Investment or aggregate Investments;

            (2)     any asset or property transferred to or from an Unrestricted Subsidiary will be valued at Fair Market Value at the time of such transfer; provided that, in each case the Fair Market Value of an asset or property is as determined by the Company's board of directors in good faith and, for the avoidance of doubt, the Fair Market Value (as so determined) of such asset or property shall be subtracted from (in the case of a transfer to an Unrestricted Subsidiary) or added to (in the case of a transfer from an Unrestricted Subsidiary) the calculation under clause (iii) of the first paragraph of this section; and

            (3)     subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Company, whose good faith determination will be conclusive.

          The Company's board of directors may designate a Restricted Subsidiary to be an Unrestricted Subsidiary in compliance with the covenant entitled "Unrestricted subsidiaries." Upon such designation, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments made at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

          Incurrence of indebtedness and issuance of preferred stock.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable with respect to, or, collectively, incur, any Indebtedness (including Acquired Debt) and the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness and may permit a Restricted Subsidiary to incur Indebtedness or issue preferred stock if, at the time of such incurrence or issuance and after giving effect thereto (including a pro forma application of the net proceeds therefrom), the Leverage Ratio would be less than 6.5 to 1.0.

          The foregoing limitations will not apply to:

            (1)     the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $2,000.0 million;

            (2)     the issuance of the Note Guarantees on the date of the Indentures;

            (3)     the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

            (4)     the issuance of the Notes on the date of the Indentures;

            (5)     the incurrence by the Company and its Restricted Subsidiaries of Capital Lease Obligations, mortgage financings and/or additional Indebtedness constituting purchase money obligations, including all Refinancing Indebtedness incurred with respect thereto, up to an aggregate at any one time outstanding of the greater of (I) $250.0 million and (II) 5.0% of Consolidated Total Assets as of any date of incurrence;

            (6)     the incurrence or issuance of Indebtedness or preferred stock between (i) the Company and its Restricted Subsidiaries and (ii) the Restricted Subsidiaries;

            (7)     the incurrence by the Company and its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

            (8)     the incurrence by the Company and its Restricted Subsidiaries of Indebtedness arising out of letters of credit, performance bonds, surety bonds and bankers' acceptances incurred in the ordinary course of business;

            (9)     the incurrence by the Company and its Restricted Subsidiaries of Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

            (10)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

            (11)    the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company and the Guarantee by any non-Guarantor Subsidiary of Indebtedness of another non-Guarantor Subsidiary, in each case, to the extent that the Guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated to the Notes, then the Guarantee must be subordinated to the same extent as the Indebtedness Guaranteed;

            (12)   the incurrence by the Company and its Restricted Subsidiaries of Refinancing Indebtedness issued in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, Indebtedness (other than intercompany Indebtedness) referred to in clauses (2) through (5) above, this clause (12) or clause (13) below or that was otherwise permitted to be incurred pursuant to the test set forth in the first paragraph of this covenant; and

            (13)   the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $50.0 million.

          Notwithstanding the foregoing, Restricted Subsidiaries that are not Guarantors will not be permitted to incur Indebtedness or issue preferred stock pursuant to the first paragraph of this "Incurrence of indebtedness and issuance of preferred stock" covenant or clause (13) above if, after giving effect to such incurrence or issuance, the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Guarantors (excluding intercompany Indebtedness between or among the Company and its Restricted Subsidiaries) outstanding pursuant to such first paragraph or such clause, together with the aggregate liquidation preference of preferred stock issued by Restricted Subsidiaries that are not Guarantors (excluding intercompany preferred stock issued between or among the Company and its Restricted Subsidiaries) outstanding pursuant to such provisions, would exceed the greater of (x) $750.0 million and (y) 1.0x Adjusted EBITDA as of any date of incurrence.

          Neither Issuer will incur, and the Company will not permit any Subsidiary Guarantor to incur, any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of such Issuer or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of an Issuer or a Subsidiary Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

          For purposes of determining compliance with this "Incurrence of indebtedness and issuance of preferred stock" covenant, for the avoidance of doubt, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the applicable Indenture will at all times be deemed to have been incurred on such date in reliance on the exception provided by clause (1) above. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in the Consolidated Interest Expense of the Company as accrued.

          For purposes of determining compliance with any U.S. Dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar-equivalent principal amount of Indebtedness denominated in a currency other than U.S. Dollars will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease, or that is exchanged for, other Indebtedness denominated in a currency other than U.S. Dollars, and such extension, replacement, refunding, refinancing, renewal, defeasance or exchange would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal, defeasance or exchange, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed, defeased or exchanged. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any of its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

          The amount of any Indebtedness outstanding as of any date will be:

            (1)     the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

            (2)     the principal amount of the Indebtedness, in the case of any other Indebtedness; and

            (3)     in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

                 (i)  the Fair Market Value of such assets at the date of determination; and

                (ii)  the amount of the Indebtedness of the other Person.

          Liens.    Neither the Company nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) upon any property or assets now owned or hereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income therefrom, unless (a) in the case of any Lien securing any Indebtedness that is subordinate to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

          Dividend and other payment restrictions affecting Restricted Subsidiaries.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

            (1)     (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

            (2)     make loans or advances to the Company or any of its Restricted Subsidiaries; or

            (3)     transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

          However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

            (1)     agreements governing Existing Indebtedness as in effect as of the date of the applicable Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the agreements governing Existing Indebtedness as in effect on the date of the applicable Indenture;

            (2)     the Credit Agreement as in effect as of the date of the applicable Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive in the aggregate with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the applicable Indenture;

            (3)     the Indentures and the Notes;

            (4)     applicable law, including, for the avoidance of doubt, any applicable rule, regulation or order;

            (5)     any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the applicable Indenture to be incurred;

            (6)     customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

            (7)     any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

            (8)     restrictions on the transfer of property subject to purchase money obligations or Capital Lease Obligations otherwise permitted by clause (5) of the covenant entitled "Incurrence of indebtedness and issuance of preferred stock";

            (9)     permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced;

            (10)   Liens permitted to be incurred under the provisions of the covenant described above under the caption "— Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

            (11)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company's board of directors, which limitation is applicable only to the assets that are the subject of such agreements;

            (12)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

            (13)    agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above under the caption " —  Incurrence of indebtedness and issuance of preferred stock" and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in the Indentures, the Notes and the Note Guarantees.

          Merger, consolidation or sale of assets.    Neither Issuer may consolidate or merge with or into (whether or not such Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

            (1)     either: (i) such Issuer is the surviving corporation or (ii) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is (A) in the case of the Company, an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia) or (B) in the case of the Canadian Issuer, an entity organized or existing under the laws of Canada or a province or territory thereof or of the laws of the United States, any state thereof or the District of Columbia (provided that, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under the laws of Canada or a province or territory thereof or of the United States, any state thereof or the District of Columbia);

            (2)     the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes of such series and the applicable Indenture (pursuant to a supplemental indenture in a form reasonably satisfactory to the U.S. Trustee or the Canadian Trustee, as applicable);

            (3)     immediately after such transaction no Default or Event of Default exists; and

            (4)     either (a) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of the covenant entitled "Incurrence of indebtedness and issuance of preferred stock" or (b) at the time of such sale, assignment, transfer, lease, conveyance or other disposition shall have been made and after giving pro forma effect thereto, the Leverage Ratio would have been no higher than the Leverage Ratio immediately prior to such transaction.

          This "Merger, consolidation or sale of assets" covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of either Issuer (i) with or into one of the Company's Restricted Subsidiaries for any purpose or (ii) with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction in the United States.

          Transactions with affiliates.    The Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or

Guarantee with, or for the benefit of, any Affiliate, each of the foregoing, an Affiliate Transaction, involving aggregate payments or consideration in excess of $1.0 million, unless:

            (1)     such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a non-Affiliated Person; and

            (2)     with respect to any Affiliate Transaction involving aggregate payments in excess of $25.0 million, the Company delivers to the Trustee a resolution of the Company's board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Company's board of directors.

          The following items shall not be deemed Affiliate Transactions and therefore, will not be subject to the provisions of the prior paragraph:

            (1)     any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments thereto;

            (2)     transactions between or among the Company and/or its Restricted Subsidiaries;

            (3)     transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

            (4)     payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

            (5)     any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

            (6)     Restricted Payments and Permitted Investments that do not violate the provisions of the Indentures described above under the caption "— Restricted Payments;"

            (7)     payments to an Affiliate in respect of the Notes or any other Indebtedness of the Company or any Restricted Subsidiary on the same basis as concurrent payments made or offered to be made in respect thereof to non-Affiliates; and

            (8)     loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding.

          The provisions set forth in clause (2) above shall not apply to sales of inventory by the Company or any Restricted Subsidiary to any Affiliate in the ordinary course of business.

          Additional subsidiary guarantees.    No Restricted Subsidiary (other than an Excluded Restricted Subsidiary) may, after the date of the Indentures, Guarantee the payment of (a) any Indebtedness of the Company or any Subsidiary Guarantor under any credit facility or (b) any Indebtedness of the Company or any Subsidiary Guarantor evidenced by bonds, notes or other debt securities in an aggregate principal amount of $10.0 million of more, unless such Restricted Subsidiary shall also have executed a Note Guarantee and delivered an opinion of counsel with respect thereto, in accordance with the terms of the applicable Indenture.

          No Subsidiary Guarantor may consolidate (or, for the avoidance of doubt, amalgamate) with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person (other than the Company) whether or not affiliated with such Subsidiary Guarantor unless:

            (1)     subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation (or amalgamation) or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under its Note Guarantee pursuant to a supplemental indenture in form and substance reasonably satisfactory to the U.S. Trustee and the Canadian Trustee as applicable; and

            (2)     immediately after giving effect to such transaction, no Default or Event of Default exists.

          The Note Guarantee of a Subsidiary Guarantor will automatically be released:

            (1)     in connection with any sale or other disposition of Capital Stock of that Subsidiary Guarantor by way of merger, consolidation or otherwise to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the "Asset Sale" provisions of the Indentures and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

            (2)     if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the applicable Indenture; or

            (3)     upon legal defeasance or covenant defeasance of the applicable Indenture as provided below under the caption "— Legal Defeasance and Covenant Defeasance" or "— Satisfaction and Discharge."

          Unrestricted subsidiaries.    The Company's board of directors may designate any Subsidiary (including any Restricted Subsidiary or any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

            (1)     neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary;

            (2)     any Investment in such Subsidiary deemed to be made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant entitled "Restricted payments;"

            (3)     neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company or administrative, tax sharing and other ordinary course contracts, agreements, arrangements and understandings or obligations entered into in the ordinary course of business; and

            (4)     neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other Equity Interests in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results other than as permitted under the covenant entitled "— Restricted payments."

          For the avoidance of doubt, the provisions of this covenant shall not limit or restrict the ability of any Restricted Subsidiary to sell, transfer or otherwise dispose of any properties or assets to any other Subsidiary, including any Unrestricted Subsidiary, to the extent such sale, transfer or other disposition is permitted by the provisions of the Indenture described above under the covenants entitled "— Repurchase at the option of holders — Asset sales" or "— Transactions with affiliates."

          The Company's board of directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if:

            (1)     such Indebtedness is permitted under the "Incurrence of indebtedness and issuance of preferred stock" covenant; and

            (2)     no Default or Event of Default would occur as a result of such designation.

          Reports.    Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (or file with the SEC for public availability), within the time periods specified in the SEC's rules and regulations:

            (1)     all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

            (2)     all financial information that would be required to be included in a Form 8-K filed with the SEC if the Company were required to file such reports.

          In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to investors who request it in writing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company's filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

          Notwithstanding the foregoing, if at any time the Notes are Guaranteed by any direct or indirect parent company of the Company, the indenture will permit the Company to satisfy its obligations under this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent company; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent company and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Events of default and remedies

          Each of the following constitutes an "Event of Default" under the applicable Indenture for each series of Notes:

            (1)     default for 30 days in the payment when due of interest on the Notes of such series;

            (2)     default in payment when due of the principal of or premium, if any, on the Notes of such series;

            (3)     failure by the applicable Issuer to comply with the provisions described under "— Repurchase at the option of holders — Change of control";

            (4)     failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice from the Trustee or Holders of not less than 25% of the aggregate principal amount of the Notes of such series outstanding to comply with any of its other agreements in the applicable Indenture, the Notes of such series or the Note Guarantees in respect of the Notes of such series;

            (5)     the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case with respect to which the 30-day period described above has passed), equals $50.0 million or more at any time;

            (6)     failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $50.0 million, which judgments remain unpaid, undischarged or unstayed for a period of 60 days;

            (7)     certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that are Significant Subsidiaries; and

            (8)     except as permitted by the applicable Indenture or the Note Guarantees, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or the Company or any Restricted Subsidiary or any Person acting on behalf of the Company or any Restricted Subsidiary shall deny or disaffirm in writing its obligations under its Note Guarantee.

          In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary, any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, or, with respect to the Canadian Notes, the Canadian Issuer, all outstanding Notes of such series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the U.S. Trustee or the Canadian Trustee, as applicable, or the holders of at least 25% in aggregate principal amount of the then outstanding Notes of a series may declare all the Notes of such Series to be due and payable immediately.

          Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes of a series may direct the applicable Trustee in its exercise of any trust or power. The applicable Trustee will be required to give notice to holders of the applicable series of Notes within 90 days after a default of which such Trustee has knowledge under the applicable Indenture unless the default has been cured or waived. The U.S. Trustee or the Canadian Trustee may withhold from holders of the Notes of such series notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, and interest.

          Subject to the provisions of the applicable Indenture relating to the duties of the U.S. Trustee or the Canadian Trustee as applicable, in case an Event of Default occurs and is continuing, the U.S. Trustee or the Canadian Trustee as applicable, will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any holders of Notes of such series unless such holders have offered such Trustee, indemnity or security reasonably acceptable to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder of a Note may pursue any remedy with respect to the applicable Indenture or the Notes of such series unless:

            (1)     such holder has previously given the U.S. Trustee or the Canadian Trustee as applicable, written notice that an Event of Default is continuing;

            (2)     holders of at least 25% in aggregate principal amount of the then outstanding Notes of such series make a written request to the U.S. Trustee or the Canadian Trustee as applicable, to pursue the remedy;

            (3)     such holder or holders offer and, if requested, provide to the U.S. Trustee or the Canadian Trustee as applicable, security or indemnity reasonably satisfactory to such Trustee against any loss, liability or expense;

            (4)     the U.S. Trustee or the Canadian Trustee as applicable, does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

            (5)     during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding Notes of such series do not give the U.S. Trustee or the Canadian Trustee as applicable, a direction inconsistent with such request.

          The holders of a majority in aggregate principal amount of the then outstanding Notes of a series by written notice to the applicable Trustee may, on behalf of the holders of all of the Notes of such series, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the applicable Indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes of such series.

          The Company is required to deliver to the U.S. Trustee or the Canadian Trustee as applicable, annually a statement regarding compliance with the applicable Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to such Trustee a statement specifying such Default or Event of Default.

No personal liability of directors, managers, officers, employees and stockholders

          No director, manager, officer, employee, incorporator or stockholder or other equity holder of the Company, the Canadian Issuer or any Restricted Subsidiary, as such, shall have any liability for any obligations of the Company, the Canadian Issuer or any Restricted Subsidiary under the Notes, the Note Guarantees or the Indentures or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and the Note Guarantees waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal defeasance and covenant defeasance

          The applicable Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes of a series, or Legal Defeasance, except for:

            (1)     the rights of Holders of outstanding Notes of such series to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

            (2)     the applicable Issuer's obligations with respect to the Notes of such series concerning issuing temporary notes; registration of notes; mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

            (3)     the rights, powers, trusts, duties and immunities of the U.S. Trustee or the Canadian Trustee as applicable,, and the applicable Issuer's obligations in connection therewith; and

            (4)     the Legal Defeasance provisions of the applicable Indenture.

          In addition, the applicable Issuer may, at its option and at any time, elect to have its obligations released with respect to certain covenants, including the one described above under the caption "Reports," that are described in the applicable Indenture, or Covenant Defeasance, and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under "Events of default and remedies" will no longer constitute an Event of Default with respect to the Notes of such series.

          In order to exercise either Legal Defeasance or Covenant Defeasance:

            (1)     the applicable Issuer must irrevocably deposit with the U.S. Trustee or the Canadian Trustee as applicable, in trust, for the benefit of the Holders of the Notes of such series, cash in $ for the U.S. Notes or C$ for the Canadian Notes, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes of such series on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Notes of such series;

            (2)     in the case of Legal Defeasance in respect of the U.S. Notes Indenture or the Canadian Notes Indenture, the applicable Issuer shall have delivered to the U.S. Trustee or the Canadian Trustee, as applicable, an opinion of counsel in the United States reasonably acceptable to the U.S. Trustee or the Canadian Trustee, as applicable, confirming that (i) the applicable Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the applicable Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

            (3)     in the case of Covenant Defeasance in respect of the U.S. Notes Indenture or the Canadian Notes Indenture, as applicable, the applicable Issuer shall have delivered to the U.S. Trustee or the Canadian Trustee, as applicable, an opinion of counsel in the United States reasonably acceptable to the U.S. Trustee or the Canadian Trustee, as applicable, confirming that the Holders of the outstanding Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

            (4)     in the case of Legal Defeasance or Covenant Defeasance in respect of the Canadian Notes Indenture, the Canadian Issuer shall have delivered to the Canadian Trustee an opinion of counsel in Canada reasonably acceptable to the Canadian Trustee confirming that the Holders of the outstanding Canadian Notes will not recognize income, gain or loss for Canadian income tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as the case may be, and will be subject to Canadian federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred;

            (5)     no Default or Event of Default shall have occurred and be continuing (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings) on the date of the deposit described in clause (1) above;

            (6)     such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

            (7)     the applicable Issuer shall have delivered to the U.S. Trustee or the Canadian Trustee as applicable, an Officers' Certificate stating that the deposit was not made by such Issuer with the intent of preferring the Holders of Notes of such series over the other creditors of the applicable Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the applicable Issuer or others; and

            (8)     the applicable Issuer shall have delivered to the U.S. Trustee or the Canadian Trustee as applicable, an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

          If the applicable Issuer accomplished a Legal Defeasance, holders of Notes of such series would have to rely solely on the trust deposit for repayment on the Notes. A holder could not look to the applicable Issuer or a guarantor for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from any claims of the applicable Issuer's and the guarantors' lenders and other creditors if they ever became bankrupt or insolvent.

          If the applicable Issuer accomplished a covenant defeasance, holders of Notes of such series can still look to the applicable Issuer and guarantors for repayment of the Notes if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, a bankruptcy, and the Notes become immediately due and payable, there may be a shortfall. Depending on the event causing the default, a holder may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

          The applicable Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

            (1)     either:

              (a)     all Notes of such series that have been authenticated, except lost, stolen or destroyed Notes of such series that have been replaced or paid and Notes of such series for whose payment money has been deposited in trust and thereafter repaid to the applicable Issuer, have been delivered to the applicable Trustee for cancellation; or

              (b)     all Notes of such series that have not been delivered to the applicable Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the applicable Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the applicable Trustee as trust funds in trust solely for the benefit of the holders of such Notes, (i) in respect of the U.S. Notes and the U.S. Indenture, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof or (ii) in respect of the Canadian Notes and the Canadian Indenture, cash in Canadian Dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes of such series not delivered to the applicable Trustee for cancellation for principal of, premium on, if any, and interest on, the Notes of such series to the date of maturity or redemption;

            (2)     in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the applicable Issuer or any Guarantor is a party or by which the applicable Issuer or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

            (3)     the applicable Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the applicable Indenture; and

            (4)     the applicable Issuer has delivered irrevocable instructions to the applicable Trustee under the applicable Indenture to apply the deposited money toward the payment of the Notes of such series at maturity or on the redemption date, as the case may be.

          In addition, the applicable Issuer must deliver an officers' certificate and an opinion of counsel to the applicable Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Book-entry, delivery and form

          The Notes will be issued in the form of one or more fully registered global Notes in book entry form, which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee, Cede & Co. Except as set forth below, the global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

          The Canadian Depository for Securities Limited, or CDS, is a participant in DTC and investors may elect to hold their interest in the global Notes through CDS as a participant in DTC.

          So long as DTC or its nominee is the registered owner of a global Note, DTC or its nominee, as the case may be, will be considered the sole holder of the Notes represented by such global Note for all purposes under the applicable Indenture and the beneficial owners of the Notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a participant in DTC, DTC will have its nominee assist participants in the exercise of certain holders' rights, such as demand for acceleration of maturity or an instruction to the applicable Trustee. Except as provided below, owners of beneficial interests in a global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the indenture.

          If (1) DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by us within 90 days, (2) an event of default under the Indenture relating to the Notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of Notes advise DTC to cease acting as depository for the Notes or (3) we, in our sole discretion, determine at any time that the Notes shall no longer be represented by a global note, we will issue individual Notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the Notes represented by the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual Notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have the Notes in certificated form registered in its name. U.S. Notes so issued in certificated form will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons. Canadian Notes so issued in certificated form will be issued in denominations of C$2,000 or any integral multiple of C$1,000 in excess thereof and will be issued in registered form only, without coupons.

          The following is based on information furnished by DTC:

          DTC will act as securities depository for the Notes. The Notes will be issued as fully registered Notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC.

          DTC, the world's largest securities depository, is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC's direct participants deposit with DTC.

          DTC also facilitates the post trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

          Purchases of the Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The beneficial interest of each actual purchaser of each Note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in Notes, except in the event that use of the book entry system for the Notes is discontinued. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a global note.

          To facilitate subsequent transfers, all Notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts the Notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the Notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

          Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

          We will pay principal of and interest, premium, if any, and Make-Whole Amount, if any, on the Notes in same day funds to the applicable Trustee and from such Trustee to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records upon DTC's receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants and not of us, the applicable Trustee, DTC, or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, interest, premium, if any, and Make-Whole Amount, if any, to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the applicable Trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.

          We will send any redemption notices to DTC. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

          DTC may discontinue providing its services as securities depository for the Notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated notes. We may decide to discontinue use of the system of book entry transfers through DTC (or a successor securities depository). In that event, we will print and deliver certificated notes.

          We, the underwriters and the applicable Trustee will have no responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

          The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Same-day settlement and payment

          The underwriters will make settlement for the Notes in immediately available funds. We will make all payments of principal and interest in respect of the Notes in immediately available funds.

          The Notes will trade in DTC's same-day funds settlement system until maturity or until the Notes are issued in certificated form, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in the certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Currency conversions and foreign exchange risks

          Currency Conversions.    Principal and interest payments in respect of the Canadian Notes (including Canadian Notes in definitive form issued in exchange for the global note as described under "Book-entry, delivery and form" above) are payable in Canadian Dollars, but owners of beneficial interests in Canadian Notes held through DTC, or DTC Beneficial Owners, will receive such payments in

United States Dollars, unless they elect, through DTC and its participants, to receive payments in Canadian Dollars as set forth below. Payments of principal and interest on Canadian Notes held through DTC will be made by the Canadian Issuer to the paying agent for the Canadian Notes in Canadian Dollars and the paying agent will convert such Canadian Dollars into United States Dollars and pay such United States Dollars to Cede & Co. for payment to DTC Beneficial Owners. All costs and risks of such conversion will be borne by DTC Beneficial Owners receiving United States Dollars by deduction from such payments. If the paying agent is unable to convert Canadian Dollars into United States Dollars, payment of the aggregate amount due to all DTC Beneficial Owners on the payment date will be made in Canadian Dollars outside of DTC, unless alternative arrangements acceptable to DTC are made by the Canadian Issuer. A DTC Beneficial Owner may elect to receive payment in respect of the principal of or interest on the Canadian Notes in Canadian Dollars by notifying the DTC participant through which its Canadian Notes are held. If DTC receives notification from DTC Participants to receive payments in respect of the Canadian Notes in Canadian Dollars, DTC will notify the Paying Agent on or prior to the fifth business day after the record date for any payment of interest and the tenth business day prior to the payable date for the payment of principal, of the amount of such payment to be received in Canadian Dollars and the applicable wire transfer instructions, and the Paying Agent shall use such instructions to pay such Beneficial Holders directly. If complete instructions are received by the DTC participant and forwarded by the DTC participant to DTC and by DTC to the Paying Agent, on or prior to such dates, the DTC Beneficial Owner will receive payment in Canadian Dollars outside of DTC; otherwise only U.S. Dollar payments will be made through DTC.

          Investors will be subject to foreign exchange risks as to payments in respect of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see "— Foreign Exchange Risks" below and "Certain Tax Considerations."

          Foreign Exchange Risks.    An investment in the Canadian Notes which are denominated in, and all payments in respect of which that are to be made in Canadian Dollars entails significant risks that are not associated with a similar investment in a security denominated in United States Dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the United States Dollar and the Canadian Dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the Canadian Dollar. Such risks generally depend on economic and political events over which the Canadian Issuer has no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Canadian Notes. Depreciation of the Canadian Dollar against the United States Dollar could result in a decrease in the effective yield of such Canadian Notes below its coupon rate and, in certain circumstances, could result in a loss to the investor on a United States currency basis.

Amendment, supplement and waiver

          Except as provided in the next two succeeding paragraphs, the applicable Indenture or the Notes of a series may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes of such series then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes of such series), and any existing default or compliance with any provision of the applicable Indenture or the Notes of such Series may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes of such series (including consents obtained in connection with a tender offer or exchange offer for Notes of such series).

          Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes of a series held by a non-consenting Holder of Notes of such series):

            (1)     reduce the principal amount of Notes of such series whose Holders must consent to an amendment, supplement or waiver;

            (2)     reduce the principal of or change the fixed maturity of any Note of such series or alter the provisions with respect to the redemption of the Notes of such series in a manner adverse to the Holders of the Notes of such series;

            (3)     reduce the rate of or change the time for payment of interest on any Note of such series;

            (4)     waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes of such series (except a rescission of acceleration of the Notes of such series by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes of such series and a waiver of the payment default that resulted from such acceleration);

            (5)     make any Note payable in money other than that stated in the Notes of such series;

            (6)     make any change in the provisions of the applicable Indenture relating to waivers of past Defaults or the rights of Holders of Notes of such series to receive payments of principal of or premium, if any, or interest on the Notes of such series;

            (7)     waive a redemption payment with respect to any Note of such series (other than a payment required by one of the covenants described above under the caption "— Repurchase at the option of holders");

            (8)     except pursuant to the applicable Indenture, release the Company or any Restricted Subsidiary from its obligations under its Note Guarantee, or change any Note Guarantee in any manner that would materially adversely affect the Holders of Notes of a series; or

            (9)     make any change in the foregoing amendment and waiver provisions.

          Notwithstanding the foregoing, without the consent of any Holder of Notes of a series, the applicable Issuer and the U.S. Trustee or the Canadian Trustee, as applicable, may amend or supplement the applicable Indenture or the Notes of a series to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code), to provide for the assumption of the Company's or the applicable Issuer's obligations to Holders of the Notes of a series in the case of a merger, consolidation or amalgamation, to make any change that would provide any additional rights or benefits to the Holders of the Notes of a series or that does not adversely affect the legal rights under the applicable Indenture of any such Holder, to comply with requirements of the SEC in order to effect or maintain the qualification of the applicable Indenture under the Trust Indenture Act or to conform the text of the applicable Indenture, the Notes of a series or the Note Guarantees to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the applicable Indenture, the Notes of a series or the Note Guarantees, which intent may be evidenced by an Officers' Certificate to that effect.

          Notes are not considered outstanding, and therefore the holders thereof are not eligible to vote if the applicable Issuer has deposited or set aside in trust for such holders money for their payment or redemption or if the applicable Issuer or one of its affiliates own them. The holders of Notes of a series are also not eligible to vote if they have been fully defeased, as described below under "— Legal defeasance and covenant defeasance." For original issue discount securities, the applicable Issuer will use the principal amount that would be due and payable on the voting date if the maturity of the Notes were accelerated to that date because of a default.

Concerning the Trustees

          Each Indenture contains certain limitations on the rights of the U.S. Trustee or the Canadian Trustee, as applicable, should it become a creditor of the applicable Issuer, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The U.S. Trustee or the Canadian Trustee, as applicable, will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate such conflict within 90 days, resign or apply to the SEC for permission to continue.

          The Holders of a majority in principal amount of the then outstanding Notes of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the U.S. Trustee or the Canadian Trustee, as applicable, subject to certain exceptions. Each Indenture provides that in case an Event of Default shall occur (which shall not be cured), the U.S. Trustee or the Canadian Trustee, as applicable, will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the U.S. Trustee or the Canadian Trustee, as applicable, will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any Holder of Notes of a series, unless such Holder shall have offered to the U.S. Trustee or the Canadian Trustee, as applicable, security and indemnity satisfactory to it against any loss, liability or expense.

Additional information

          Anyone who receives this prospectus supplement may obtain a copy of the Indenture without charge by writing to Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111, Attention: Investor Relations.

Certain definitions

          Set forth below are certain defined terms used in the Indentures. Reference is made to the applicable Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

          "Acquired Debt" means, with respect to any specified Person:

            (1)     Indebtedness of any other Person, existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

            (2)     Indebtedness encumbering any asset acquired by such specified Person.

          "Acquisition EBITDA" means, as of any date of determination, with respect to an Acquisition EBITDA Entity, the sum of:

            (1)     EBITDA of such Acquisition EBITDA Entity for the most recently ended four full fiscal quarters for which internal financial statements are available at such date of determination (adjusted to give pro forma effect to any acquisition or disposition of a business or Person by such Acquisition EBITDA Entity consummated during the period covered by, or after the date of, such four full fiscal quarters) or, if statements are not available for such four full fiscal quarters, EBITDA for the most recently ended fiscal quarter for which internal financial statements are available, annualized, plus

            (2)     projected quantifiable improvements in operating results (on an annualized basis) due to cost reductions calculated in good faith by the Company or one of its Restricted Subsidiaries, as certified by an Officers' Certificate filed with the U.S. Trustee or the Canadian Trustee, as applicable, without giving effect to any operating losses of the acquired Person.

          "Acquisition EBITDA Entity" means, as of any date of determination, a business or Person:

            (1)     which has been acquired by the Company or one of its Restricted Subsidiaries and with respect to which internal financial statements on a consolidated basis with the Company are not available for four full fiscal quarters; or

            (2)     which is to be acquired in whole or in part with Indebtedness, the incurrence of which will require the calculation on such date of the Acquisition EBITDA of such Acquisition EBITDA Entity for purposes of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

          "Adjusted EBITDA" means, as of any date of determination and without duplication, the sum of:

            (1)     EBITDA of the Company and its Restricted Subsidiaries for the Company's most recently ended four full fiscal quarters for which internal financial statements are available at such date of determination; and

            (2)     Acquisition EBITDA of each business or Person that is an Acquisition EBITDA Entity as of such date of determination, multiplied by a fraction, (i) the numerator of which is 12 minus the number of months (and/or any portion thereof) in such most recent four full fiscal quarters for which the financial results of such Acquisition EBITDA Entity are included in the EBITDA of the Company and its Restricted Subsidiaries under clause (1) above, and (ii) the denominator of which is 12.

          The effects of unusual items, including merger related expenses permitted to be shown as a separate line item on a statement of operations in accordance with GAAP, or non-recurring items in respect of the Company, a Restricted Subsidiary or an Acquisition EBITDA Entity occurring in any period shall be excluded in the calculation of Adjusted EBITDA.

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

          "Business Day" means, unless otherwise provided by Board Resolution or Officers' Certificate, any day except a Saturday, Sunday or a legal holiday in The City of New York or at a place of payment on which banking institutions are authorized or required by law, regulation or executive order to close.

          Unless otherwise provided by Board Resolution, or Officers' Certificate, a "Legal Holiday" is any day that is not a Business Day. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

          "CAD Make-Whole Amount" means, with respect to any Canadian Note, an amount equal to the excess, if any, of:

            (1)     the present value of the remaining principal, premium and interest payments that would be payable with respect to such Note if such Note were redeemed on August 15, 2017, computed using a discount rate equal to the CAD Yield plus 50 basis points, over

            (2)     the outstanding principal amount of such Note.

          "CAD Make-Whole Average Life" means, with respect to any date of redemption of Canadian Notes, the number of years (calculated to the nearest one-twelfth) from such redemption date to August 15, 2017.

          "CAD Make-Whole Price" means, with respect to any Canadian Note, the greater of:

            (1)     the sum of the principal amount of and CAD Make-Whole Amount with respect to such Note; and

            (2)     the redemption price of such Note on August 15, 2017.

          "CAD Yield" means, at any time of computation, the yield to maturity at such time, compounded semi-annually, which a non-callable Government of Canada bond would carry if issued, in Canadian Dollars in Canada, at 100% of its principal amount at such time with a term to maturity approximately equal to CAD Make-Whole Average Life. The CAD Yield will be the average (rounded to four decimal places) of the yields determined by two major Canadian investment dealers selected by the Issuer.

          "Canadian Dollars" and "C$" mean lawful money of Canada.

          "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

          "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

          "Cash Equivalents" means:

            (1)     securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the U.S. Government or any agency thereof;

            (2)     certificates of deposit, time deposits, overnight bank deposits, bankers' acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition;

            (3)     commercial paper of an issuer rated at least A-2 by Standard & Poor's Rating Group, a division of McGraw Hill, Inc., or P-2 by Moody's Investors Service, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition;

            (4)     money market accounts or funds with or issued by Qualified Issuers;

            (5)     Investments in money market funds substantially all of the assets of which are comprised of securities and other obligations of the types described in clauses (1) through (3) above or (6) below;

            (6)     United States Dollars, Canadian Dollars, Euros or Pounds Sterling.

          "Change of Control" means the occurrence of any of the following events:

            (1)     any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principal Stockholders (or any of them), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the voting power of the Voting Stock of the Company;

            (2)     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any "person" (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Principal Stockholders (or any of them); and

            (3)     the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Merger, consolidation or sale of assets."

          "Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding:

            (1)     any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

            (2)     any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

            (3)     the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or distributions by such Person during such period; and

            (4)     the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination.

          "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest Expense" means, for any period, without duplication, the sum of:

            (1)     the amount which, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation:

                 (i)  amortization of debt discount;

                (ii)  the net cost of interest rate contracts (including amortization of discounts);

               (iii)  the interest portion of any deferred payment obligation;

               (iii)  amortization of debt issuance costs; and

               (iv)  the interest component of Capital Lease Obligations of the Company and its Restricted Subsidiaries; plus

            (2)     all interest on any Indebtedness of any other Person Guaranteed and paid by the Company or any of its Restricted Subsidiaries;

  provided, however, that Consolidated Interest Expense will not include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

          "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries (including without limitation any minority interest) reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge to the extent that it requires an accrual of or reserve for cash charges for any future period).

          "Consolidated Total Assets" of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, all calculated on a consolidated basis in accordance with GAAP.

          "continuing" means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

          "Credit Agreement" means that certain Credit Agreement, dated as of June 27, 2011, as amended by the Amendment dated as of August 15, 2012, the Second Amendment dated as of January 31, 2012 and the Third Amendment dated as of August 7, 2013, among the Company, Iron Mountain Information Management, LLC and certain other Subsidiaries of the Company, as borrowers, the lenders and agents party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as further amended, restated, supplemented, modified, renewed, refunded, increased, extended, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

          "Credit Facilities" means, one or more debt facilities (including, without limitation, any Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

          "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

          "Designated Non-Cash Consideration" means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale, disposition, redemption or payment of, on or with respect to such Designated Non-Cash Consideration.

          "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, for cash or other property (other than Capital Stock that is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder thereof, in whole or in part, in each case on or prior to the stated maturity of the Notes.

          "EBITDA" means for any period Consolidated Adjusted Net Income for such period increased by:

            (1)     Consolidated Interest Expense for such period; plus

            (2)     Consolidated Income Tax Expense for such period; plus

            (3)     Consolidated Non-Cash Charges for such period.

          "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          "Equity Proceeds" means:

            (1)     with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for U.S. Dollars, the aggregate amount of such U.S. Dollars; and

            (2)     with respect to Equity Interests (or debt securities converted into Equity Interests) issued or sold for any consideration other than U.S. Dollars, the aggregate Market Price thereof computed on the date of the issuance or sale thereof.

          "Excluded Restricted Subsidiary" means any Restricted Subsidiary organized under the laws of a jurisdiction other than the United States (as defined in Regulation S under the Securities Act of 1933, as amended, or the Securities Act) and that has not delivered a Note Guarantee.

          "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than under the Credit Agreement) in existence on the date of the applicable Indenture, until such amounts are repaid.

          "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Company (unless otherwise provided in the applicable Indenture).

          "GAAP" means accounting principles generally accepted in the United States of America which were in effect on December 30, 2002.

          "Government Securities" means, with respect to the U.S. Notes, direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged, and with respect to the Canadian Notes, direct obligations of, or obligations guaranteed by, Canada for the payment of which guarantee or obligations the full faith and credit of Canada is pledged.

          "Guarantee" means, as applied to any obligation:

            (1)     a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

            (2)     an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the obligation to reimburse amounts drawn down under letters of credit securing such obligations.

          "Guarantor" means the Subsidiary Guarantors, and in respect of the Canadian Notes only, the Company.

          "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

            (1)     interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

            (2)     other agreements or arrangements designed to manage interest rates or interest rate risk; and

            (3)     other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

          "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent:

            (1)     every obligation of such Person for money borrowed;

            (2)     every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

            (3)     every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

            (4)     every obligation of such Person issued or assumed as the deferred purchase price of property or services;

            (5)     every Capital Lease Obligation;

            (6)     all Disqualified Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued and unpaid dividends (unless included in such maximum repurchase price);

            (7)     all obligations of such Person under or with respect to Hedging Obligations which would be required to be reflected on the balance sheet as a liability of such Person in accordance with GAAP; and

            (8)     every obligation of the type referred to in clauses (1) through (7) of another Person and dividends of another Person the payment of which, in either case, such Person has Guaranteed.

          For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person shall not be considered Indebtedness for purposes of this definition. The amount outstanding at any time of any Indebtedness issued with original issue discount is the aggregate principal amount at maturity of such Indebtedness, less the remaining unamortized portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

          "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          "Leverage Ratio" means, at any date, the ratio of:

            (1)     the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, to

            (2)     Adjusted EBITDA;

  after giving pro forma effect, in each case and without duplication, to

                 (i)  the incurrence, repayment or retirement of any Indebtedness by the Company or its Restricted Subsidiaries since the last day of the most recent full fiscal quarter of the Company;

                (ii)  if the Leverage Ratio is being determined in connection with the incurrence of Indebtedness by the Company or a Restricted Subsidiary, such Indebtedness; and

               (iii)  the Indebtedness to be incurred in connection with the acquisition of any Acquisition EBITDA Entity.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction).

          "Make-Whole Amount" means, with respect to any U.S. Note, an amount equal to the excess, if any, of:

            (1)     the present value of the remaining principal, premium and interest payments that would be payable with respect to such Note if such Note were redeemed on August 15, 2018, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over

            (2)     the outstanding principal amount of such Note.

          "Make-Whole Average Life" means, with respect to any date of redemption of U.S. Notes, the number of years (calculated to the nearest one-twelfth) from such redemption date to August 15, 2018.

          "Make-Whole Price" means, with respect to any U.S. Note, the greater of:

            (1)     the sum of the principal amount of and Make-Whole Amount with respect to such Note; and

            (2)     the redemption price of such Note on August 15, 2018.

          "Market Price" means:

            (1)     with respect to the calculation of Equity Proceeds from the issuance or sale of debt securities which have been converted into Equity Interests, the value received upon the original issuance or sale of such converted debt securities, as determined reasonably and in good faith by the Company's board of directors; and

            (2)     with respect to the calculation of Equity Proceeds from the issuance or sale of Equity Interests, the average of the daily closing prices for such Equity Interests for the 20 consecutive trading days preceding the date of such computation.

          The closing price for each day shall be:

            (1)     if such Equity Interests are then listed or admitted to trading on the New York Stock Exchange, or NYSE, the closing price on the NYSE Consolidated Tape (or any successor consolidated tape reporting transactions on the NYSE) or, if such composite tape shall not be in use or shall not report transactions in such Equity Interests, or if such Equity Interests shall be listed on a stock exchange other than the NYSE (including for this purpose the Nasdaq Stock Market), the last reported sale price regular way for such day, or in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which such Equity Interests are listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such Equity Interests have been traded during such 20 consecutive trading days); or

            (2)     if such Equity Interests are not listed or admitted to trading on any such exchange, the average of the closing bid and asked prices thereof in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System or any successor system, or if not included therein, the average of the closing bid and asked prices thereof furnished by two members of the National Association of Securities Dealers selected reasonably and in good faith by the Company's board of directors for that purpose. In the absence of one or more such quotations, the Market Price for such Equity Interests shall be determined reasonably and in good faith by the Company's board of directors.

          "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, which amount is equal to the excess, if any, of:

            (1)     the cash received by the Company or such Restricted Subsidiary (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such disposition, over

            (2)     the sum of:

                 (i)  the amount of any Indebtedness which is secured by such asset and which is required to be repaid in connection with the disposition thereof; plus

                (ii)  the reasonable out-of-pocket expenses incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with such disposition or in connection with the transfer of such amount from such Restricted Subsidiary to the Company; plus

               (iii)  provisions for taxes, including income taxes, attributable to the disposition of such asset or attributable to required prepayments or repayments of Indebtedness with the proceeds thereof; plus

               (iv)  if the Company does not first receive a transfer of such amount from the relevant Restricted Subsidiary with respect to the disposition of an asset by such Restricted Subsidiary and such Restricted Subsidiary intends to make such transfer as soon as practicable, the out-of-pocket expenses and taxes that the Company reasonably estimates will be incurred by the Company or such Restricted Subsidiary in connection with such transfer at the time such transfer is expected to be received by the Company (including, without limitation, withholding taxes on the remittance of such amount).

          "Note Guarantee" means the Guarantee by each Guarantor of the applicable Issuer's obligations under the applicable Indenture and the Notes, executed pursuant to the provisions of the applicable Indenture.

          "Obligations" means any principal, interest (including post-petition interest, whether or not allowed as a claim in any proceeding), penalties, fees, costs, expenses, indemnifications, reimbursements, damages and other liabilities payable under or in connection with any Indebtedness.

          "Officers' Certificate" means a certificate signed, unless otherwise specified, by any two of the Executive Chairman of the Board, a Vice Chairman of the Board, the Chief Executive Officer and President, the Chief Financial Officer, the Controller, or an Executive Vice President of the Company, and delivered to the U.S. Trustee or the Canadian Trustee, as applicable.

          "Permitted Investments" means:

            (1)     any Investments in the Company or in a Restricted Subsidiary of the Company, including without limitation any Guarantee of Indebtedness permitted under the covenant entitled "Incurrence of indebtedness and issuance of preferred stock";

            (2)     any Investments in Cash Equivalents;

            (3)     Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment;

                 (i)  such Person becomes a Restricted Subsidiary of the Company; or

                (ii)  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

            (4)     Investments in assets (including accounts and notes receivable) created, owned or used in the ordinary course of business;

            (5)     any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "— Repurchase at the option of holders — Asset sales;"

            (6)     any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

            (7)     any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

            (8)     Investments represented by Hedging Obligations;

            (9)     loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $10.0 million at any one time outstanding;

            (10)   repurchases of the Notes;

            (11)    any Investment existing on, or made pursuant to binding commitments existing on, the date of the applicable Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the applicable Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the applicable Indenture or (b) as otherwise permitted under the applicable Indenture;

            (12)   Investments acquired after the date of the applicable Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries, or all or substantially all of the assets of another Person, in each case, in a transaction that is not prohibited by the covenant described above under the caption "— Merger, Consolidation or Sale of Assets" after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; and

            (13)   other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at any time outstanding not to exceed the greater of (x) $150.0 million and (y) 2.5% of Total Assets.

          "Permitted Liens" means:

            (1)     Liens existing as of the date of issuance of the Notes (other than Liens to secure obligations under the Credit Agreement);

            (2)     Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other obligations under Credit Facilities in an aggregate principal amount not to exceed the greater of (a) $2,000.0 million and (b) 2.5x Adjusted EBITDA, in each case, calculated as of the date on which any such Indebtedness was incurred;

            (3)     Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary;

            (4)     Liens securing the Notes or the Note Guarantees;

            (5)     Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled "— Certain covenants — Incurrence of indebtedness and issuance of preferred stock" covering only the assets acquired with or financed by such Indebtedness;

            (6)     Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;

            (7)     Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

            (8)     Liens to secure Hedging Obligations and/or obligations with respect to Treasury Management Arrangements incurred in the ordinary course of business;

            (9)     Liens to secure Indebtedness of Restricted Subsidiaries that are not Guarantors permitted under the covenant entitled "— Certain covenants — Incurrence of indebtedness and issuance of preferred stock"; provided that such Liens may not extend to any property or assets of the applicable Issuer or any Guarantor other than the Capital Stock of such non-Guarantor Restricted Subsidiaries;

            (10)   statutory Liens or landlords' and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

            (11)    Liens for taxes, assessments, government charges or claims with respect to amounts not yet delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, if a reserve or other appropriate provision, if any, as is required in conformity with GAAP has been made therefor;

            (12)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

            (13)   easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

            (14)   Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

            (15)   Liens arising under options or agreements to sell assets;

            (16)   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

            (17)    Liens securing reimbursement obligations with respect to commercial letters of credit incurred in the ordinary course of business which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

            (18)   leases, subleases, licenses and sublicenses granted to others that do not interfere in any material respect with the business of the Company or any Restricted Subsidiary conducted in the ordinary course of business;

            (19)   bankers liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

            (20)   Liens arising from filing Uniform Commercial Code financing statements regarding leases;

            (21)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

            (22)   other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $50.0 million in the aggregate at any one time outstanding;

            (23)   Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other obligations under any accounts receivable sale arrangements, credit facility or conditional purchase contract or similar arrangements providing financing secured directly or indirectly by the accounts receivable and related records, collateral, collections and rights of the Company or its Subsidiaries; provided that the aggregate amount outstanding of all such Indebtedness shall not at any time exceed $400.0 million; and

            (24)   Liens to secure any Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that (a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge.

          "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Principal Stockholders" means each of Vincent J. Ryan, Schooner Capital Corporation, C. Richard Reese, Kent P. Dauten and their respective Affiliates.

          "Qualified Equity Offering" means an offering of Capital Stock, other than Disqualified Stock, of the Company for U.S. Dollars, whether registered or exempt from registration under the Securities Act.

          "Qualified Issuer" means:

            (1)     any lender party to the Credit Agreement; or

            (2)     any commercial bank:

                 (i)  which has capital and surplus in excess of $500.0 million; and

                (ii)  the outstanding short-term debt securities of which are rated at least A-2 by Standard & Poor's Rating Group, a division of McGraw-Hill, Inc. or at least P-2 by Moody's Investors Service, or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

          "Qualifying Sale and Leaseback Transaction" means any Sale and Leaseback Transaction between the Company or any of its Restricted Subsidiaries and any bank, insurance company or other lender or investor providing for the leasing to the Company or such Restricted Subsidiary of any property (real or personal) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor and where the property in question has been constructed or acquired after the date of the applicable Indenture.

          "Refinancing Indebtedness" means new Indebtedness incurred or given in exchange for, or the proceeds of which are used to repay, redeem, defease, extend, refinance, renew, replace or refund, other Indebtedness; provided, however, that:

            (1)     the principal amount of such new Indebtedness shall not exceed the principal amount of Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded (plus the amount of fees, premiums, consent fees, prepayment penalties and expenses incurred and accrued interest in respect of the Indebtedness repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded in connection therewith);

            (2)     such Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded or shall mature after the maturity date of the Notes;

            (3)     to the extent such Refinancing Indebtedness refinances Indebtedness that has a final maturity date occurring after the initial scheduled maturity date of the Notes, such new Indebtedness shall have a final scheduled maturity not earlier than the final scheduled maturity of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded and shall not permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder of the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded;

            (4)     to the extent such Refinancing Indebtedness refinances Indebtedness subordinate to the Notes, such Refinancing Indebtedness shall be subordinated in right of payment to the Notes and to the extent such Refinancing Indebtedness refinances Notes or Indebtedness pari passu with the Notes, such Refinancing Indebtedness shall be pari passu with or subordinated in right of payment to the Notes, in each case on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness so repaid, redeemed, defeased, extended, refinanced, renewed, replaced or refunded; and

            (5)     with respect to Refinancing Indebtedness incurred by a Restricted Subsidiary, such Refinancing Indebtedness shall rank no more senior, and shall be at least as subordinated, in right of payment to the Note Guarantee of such Restricted Subsidiary as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

          "REIT" means a "real estate investment trust" as defined and taxed under Sections 856-860 of the Code or any successor provision.

          "Restricted Subsidiary" means:

            (1)     each direct and indirect Subsidiary of the Company organized or existing under the laws of the United States, any state thereof or the District of Columbia and existing on the date of the Indenture (other than Iron Mountain Assurance Corporation and Upper Providence Venture I, L.P. and their respective direct and indirect Subsidiaries) and only the following direct and indirect foreign Subsidiaries of the Company (all of which are Excluded Restricted Subsidiaries): the Canadian Issuer and its direct and indirect Subsidiaries, Iron Mountain Cayman Ltd., Iron Mountain (Gibraltar) Holdings Limited, Iron Mountain Luxembourg S.a.r.l, Iron Mountain Global Luxembourg S.a.r.l, Iron Mountain Luxembourg Services S.a.r.l, IM Records Management (Puerto Rico), Inc., Iron Mountain BPM International S.a.r.l., Iron Mountain BPM SPRL, Marshgate Morganis S.a.r.l., Iron Mountain Switzerland GmbH, Iron Mountain Europe (Group) Limited, Iron Mountain Europe Limited, Iron Mountain (UK) Limited, Iron Mountain Secure Shredding Ltd., Iron Mountain UK Services (Holdings) Limited, Iron Mountain (UK) Services Limited, and Iron Mountain (UK) Secure Shredding Limited; and

            (2)     any other direct or indirect Subsidiary of the Company formed, acquired or existing after the date of the Indenture (including an Excluded Restricted Subsidiary), excluding, however (unless otherwise designated by the Company's board of directors) any such direct or indirect Subsidiary of any Unrestricted Subsidiary as of the date of the Indentures;

which, in the case of (1) or (2), is not designated by the Company's board of directors as an "Unrestricted Subsidiary."

          "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which a Person sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

          "Senior Leverage Ratio" means, at any date, the ratio of:

            (1)     the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries that is not subordinated in right of payment to the Notes ("Senior Indebtedness") outstanding as of the most recent available quarterly or annual balance sheet, to

            (2)     Adjusted EBITDA, after giving pro forma effect, in each case and without duplication, to

                 (i)  the incurrence, repayment or retirement of any Senior Indebtedness by the Company or its Restricted Subsidiaries since the last day of the most recent full fiscal quarter of the Company;

                (ii)  if the Senior Leverage Ratio is being determined in connection with the incurrence of Senior Indebtedness by the Company or a Restricted Subsidiary, such Indebtedness; and

               (iii)  the Senior Indebtedness to be incurred in connection with the acquisition of any Acquisition EBITDA Entity.

          "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

          "Subsidiary Guarantors" means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the applicable Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

          "Tax" means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of any of the foregoing). "Taxes" shall be construed to have a corresponding meaning.

          "Treasury Management Arrangement" means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

          "Treasury Rate" means, at any time of computation, the yield to maturity at such time (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market data) of U.S. Treasury securities with a constant maturity most nearly equal to the Make-Whole Average Life; provided, however, that if the Make-Whole Average Life is not equal to the constant maturity of the U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the Make-Whole Average Life is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

          "Unrestricted Subsidiary" means:

            (1)     any Subsidiary that is designated by the Company's board of directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant; and

            (2)     any Subsidiary of an Unrestricted Subsidiary.

          "U.S. Dollars" and "$" mean lawful money of the United States of America.

          "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Company's board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

            (1)     the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

            (2)     the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

          The following summary of U.S. federal income tax considerations is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, and rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. We have not sought a ruling from the Internal Revenue Service, or the IRS, with respect to any matter described in this summary, and we cannot provide any assurance that the IRS or a court will agree with the statements made in this summary. References to the Notes, U.S. Notes, and Canadian Notes in the summary pertain to the Initial Notes of each type of Note and not to any Additional Notes. The summary applies to you only if you hold Notes as a capital asset, which generally is an asset held for investment rather than as inventory or as property used in a trade or business. You should consult your tax advisor if you are also a holder of notes to be redeemed with the proceeds of this offering or if you are a holder of the 8 3/8% Notes and tender some or all of your notes pursuant to the Company's contemporaneous offer to purchase a portion of those notes for cash, because some of the considerations discussed in this summary may then not apply to you. The summary does not discuss all of the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example, if you are:

  •
  a bank, insurance company or other financial institution,

  •
  a regulated investment company or REIT,

  •
  a broker, dealer or trader in securities or foreign currency,

  •
  a person that has a functional currency other than the U.S. dollar,

  •
  a person who acquires Notes in connection with employment or other performance of services,

  •
  a person subject to alternative minimum tax,

  •
  a person who owns Notes as part of a straddle, hedging transaction, conversion transaction or constructive sale transaction,

  •
  a tax-exempt entity, or

  •
  an expatriate.

          In addition, the following summary does not address all possible tax considerations relating to the acquisition, ownership and disposition of Notes, and in particular does not discuss any estate, gift, generation-skipping transfer, state, local or foreign tax considerations. For all these reasons, we encourage you to consult with your tax advisor about the federal income tax and other tax consequences of your acquisition, ownership and disposition of Notes.

          For purposes of this summary, you are a "U.S. holder" if you are a beneficial owner of Notes and for federal income tax purposes are:

  •
  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws,

  •
  a corporation or other entity treated as a corporation for federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

  •
  an estate the income of which is subject to federal income taxation regardless of its source, or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or an electing trust in existence on August 20, 1996 to the extent provided in Treasury regulations,

and if your status as a U.S. holder is not overridden pursuant to the provisions of an applicable tax treaty. Conversely, you are a "non-U.S. holder" if you are a beneficial owner of Notes and are not a U.S. holder. If an entity treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of each partner will depend on the status of the partner and the activities and status of the partnership. We encourage you to consult your tax advisor if you are a partner in a partnership that holds Notes.

          Treatment of Remote Contingencies.    We or the Canadian Issuer would be required to pay you a premium if you require us to repurchase your Notes on a Change of Control. Also, under some circumstances we or the Canadian Issuer might become liable to pay you Additional Amounts. We believe the likelihood that we or the Canadian Issuer will be obligated to make any such additional payments on the Notes is remote. Accordingly, we intend to take the position (and this discussion assumes) that the Notes will not be treated as contingent payment debt instruments under the applicable Treasury regulations. Our determination that the Notes are not contingent payment debt instruments is not binding on the IRS. Our determination that the Notes are not contingent payment debt instruments is binding on you unless you disclose your contrary position to the IRS in the manner prescribed by applicable Treasury regulations. If the IRS were to challenge successfully our determination and the Notes were treated as contingent payment debt instruments, you might be required, among other things, to accrue interest income (regardless of your method of accounting for federal income tax purposes) at a rate higher than the stated interest rate on the Notes, and treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a Note.

          Currency translation options.    If the Canadian Notes are traded on an established securities market, then in some transactions described below you can calculate foreign currency exchange gain or loss using the spot rate on the settlement date of the transaction. If the Canadian Notes are not so traded, then you must determine the exchange gain or loss on the trade date of the transaction, and you may have additional exchange gain or loss if you receive proceeds on a later date.

          Identity of the Canadian Issuer.    For U.S. federal income tax purposes, in the absence of an election to the contrary, the Canadian Issuer, a British Columbia unlimited liability company, is disregarded as an entity separate from its sole owner, Iron Mountain Holdings Group Inc., or Holdings, a Delaware corporation. Because the Canadian Issuer is a disregarded entity, Holdings is regarded as the owner of any of the Canadian Issuer's assets and the obligor of any of the Canadian Issuer's liabilities. Accordingly, the following summary considers Holdings the issuer of the Canadian Notes for U.S. federal income tax purposes. In the event that an election were made to treat the Canadian Issuer as a corporation or it ceased to have a single owner, the U.S. federal income tax consequences to holders of the Canadian Notes would differ from those discussed below.

Tax consequences for U.S. holders of U.S. Notes

          If you are a U.S. holder of U.S. Notes:

          Payments of interest.    You must generally include interest on a U.S. Note in your gross income as ordinary interest income:

  •
  when you receive it, if you use the cash method of accounting for federal income tax purposes, or

  •
  when it accrues, if you use the accrual method of accounting for federal income tax purposes.

          Purchase price for a U.S. Note that is allocable to prior accrued interest may be treated as offsetting a portion of the interest income from the next scheduled interest payment on the U.S. Note. Any interest income so offset is not taxable.

          Market discount.    If you acquire a U.S. Note and your adjusted tax basis in it upon acquisition is less than its principal amount, you will be treated as having acquired the U.S. Note at a "market discount" unless the amount of this market discount is less than the de minimis amount (generally 0.25% of the principal amount of the U.S. Note multiplied by the number of remaining whole years to maturity of the U.S. Note). Under the market discount rules, you will be required to treat any gain on the sale, exchange, redemption, retirement, or other taxable disposition of a U.S. Note, or any appreciation in a U.S. Note in the case of certain nontaxable dispositions such as a gift, as ordinary income to the extent of the market discount which has not previously been included in your income and which is treated as having accrued on the U.S. Note at the time of the disposition. In addition, you may be required to defer, until the maturity of the U.S. Note or earlier taxable disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the U.S. Note. Any market discount will be considered to accrue ratably during the period from the date of your acquisition to the maturity date of the U.S. Note, unless you elect to accrue the market discount on a constant yield method. In addition, you may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. We encourage you to consult with your tax advisor regarding these elections.

          Amortizable bond premium.    If you acquire a U.S. Note and your adjusted tax basis in it upon acquisition is greater than its principal amount, you will be treated as having acquired the U.S. Note with "bond premium." You generally may elect to amortize this bond premium over the remaining term of the U.S. Note on a constant yield method, and the amount amortized in any year will be treated as a reduction of your interest income from the U.S. Note for that year. If the amount of your bond premium amortization would be lower if calculated based on an earlier optional redemption date and the redemption price on that date than the amount of amortization calculated through that date based on the U.S. Note's maturity date and its stated principal amount, then you must calculate the amount and timing of your bond premium amortization deductions assuming that the U.S. Note will be redeemed on the optional redemption date at the optional redemption price. You may generally recalculate your bond premium amortization amount and schedule of deductions to the extent your U.S. Note is not actually redeemed at that earlier optional redemption date. If you do not make an election to amortize bond premium, your bond premium on a U.S. Note will decrease the gain or increase the loss that you otherwise recognize on a disposition of that U.S. Note. Any election to amortize bond premium applies to all taxable debt obligations that you hold at the beginning of the first taxable year to which the election applies and that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. We encourage you to consult with your tax advisor regarding this election.

          Disposition of a U.S. Note.    Upon the sale, exchange, redemption, retirement or other disposition of a U.S. Note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (1) the amount you receive in cash or in property (including any premium on repurchase, if our position that the U.S. Notes are not contingent payment debt instruments is respected), valued at its fair market value, upon this sale, exchange, redemption, retirement or other disposition, other than amounts representing accrued and unpaid interest which will be taxable as interest income, and (2) your adjusted tax basis in the U.S. Note. Your adjusted tax basis in the U.S. Note will, in general, equal your acquisition cost for the U.S. Note, exclusive of any amount paid allocable to prior accrued interest, as increased by any market discount you have included in income in respect of the U.S. Note, and as decreased by any amortized bond premium on the U.S. Note. Except to the extent of any accrued market discount not previously included in income, as discussed above, your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the U.S. Note for more than one year at the time of disposition. For noncorporate U.S. holders, preferential rates of tax may apply to long-term capital gains. The deductibility of capital losses is subject to limitation.

          Medicare contribution tax.    For taxable years beginning after December 31, 2012, U.S. holders who are individuals, estates or certain trusts are generally required to pay a new 3.8% Medicare tax on their net investment income, which includes interest on the U.S. Notes and gains from the disposition of the U.S. Notes, or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that the holder's total adjusted income exceeds an applicable threshold.

Tax consequences for U.S. holders of Canadian Notes

          If you are a U.S. holder of Canadian Notes:

          Acquisition of a Canadian Note.    If you acquire a Canadian Note with foreign currency, your initial adjusted income tax basis in the Canadian Note will generally be determined by translating into U.S. dollars the purchase price, excluding any amounts paid for prior accrued interest, at the spot rate on the date of purchase. If the Canadian Notes are traded on an established securities market and you are a cash basis taxpayer (or an electing accrual basis taxpayer), you will determine the U.S. dollar value of the cost of a Canadian Note you purchase by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The special election available to accrual basis taxpayers in regard to the purchase of debt instruments traded on an established securities market must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

          Your income tax basis in purchased foreign currency generally will be its U.S. dollar value at the spot rate on the date of purchase of the currency. The amount of gain or loss you will recognize on a sale, exchange or other disposition of foreign currency will be equal to the difference between the number of U.S. dollars received, the U.S. dollar value at the spot rate of a different foreign currency received, or the fair market value in U.S. dollars of the property received, as the case may be, and your income tax basis in the disposed of foreign currency. Accordingly, if you purchase a Canadian Note with foreign currency, you will generally recognize exchange gain or loss on the foreign currency in an amount equal to the difference, if any, between your tax basis in the foreign currency and the U.S. dollar value at the spot rate of the foreign currency on the date of purchase of the Canadian Note. If the Canadian Notes are traded on an established securities market and you are a cash basis taxpayer (or an electing accrual basis taxpayer), you will determine the U.S. dollar value of the currency used to purchase a Canadian Note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase, as discussed above. Generally, exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except as any IRS administrative pronouncements provide otherwise.

          Payments of Interest.    You must generally include interest on a Canadian Note in your gross income as ordinary interest income:

  •
  when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes, or

  •
  when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

          Purchase price for a Canadian Note that is allocable to prior accrued interest may be treated as offsetting a portion of the interest income from the next scheduled interest payment on the Canadian Note. Any interest income so offset is not taxable, except that you will recognize gain or loss on the difference, if any, between the U.S. dollar values of the prior accrued interest when purchased and when received, determined on the basis of the spot rates used for the purchase and the receipt (to the extent you receive Canadian dollars rather than U.S. dollars). Generally, this exchange gain or loss will be treated as ordinary income or loss and will not be treated as interest income or expense, except as any IRS administrative pronouncements provide otherwise.

          If the Canadian Issuer is ever required to pay you Additional Amounts or a premium on a Change of Control, and if our position that the Canadian Notes are not contingent payment debt instruments is respected, you would be required (i) to treat such additional interest as ordinary interest income and include such additional interest in income at the time payments are received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes, and (ii) to treat any payments of premium as amounts realized upon the repurchase of the Canadian Notes.

          If you are a cash basis holder, then except with respect to prior accrued interest (discussed above), the amount you are required to include in income upon receipt of an interest payment on a Canadian Note is the U.S. dollar value of the amount paid, determined on the basis of the spot rate on the date you receive the payment, regardless of whether the payment is in fact converted into U.S. dollars, and you will not recognize exchange gain or loss upon receipt of the interest payment.

          Unless you have made a spot rate convention election described below, if you use the accrual method of accounting, then you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during that year, determined by translating the accrued interest at the average rate of exchange for each accrual period, or the portion of the accrual period if the period spans two taxable years, during which the interest has accrued. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the exchange rates for each business day of that period (or portion thereof), or some other average that you have reasonably derived and consistently applied. Upon receipt of an interest payment in foreign currency, you will recognize exchange gain or loss in an amount equal to the difference between either the U.S. dollars you receive in lieu of foreign currency or the U.S. dollar value of the foreign currency you receive, determined on the basis of the spot rate on the date you receive the payment, and the U.S. dollar value of the interest income that you have previously included in income with respect to that interest payment. Generally, this exchange gain or loss will be treated as ordinary income or loss and will not be treated as interest income or expense, except as any IRS administrative pronouncements provide otherwise.

          You may make a spot rate convention election to translate accrued interest into U.S. dollars at the spot rate on the last day of an accrual period, or, in the case of an accrual period that spans two taxable years and is thus treated as two partial periods, at the spot rates on the last day of the taxable year and on the last day of the accrual period. Additionally, if you receive a payment of interest within five business days of the last day of the accrual period, you may instead translate the accrued interest into U.S. dollars at the spot rate on the day of receipt. If you make a spot rate convention election, then you must apply it consistently to all debt instruments from year to year, and you cannot change the election without the consent of the IRS. We encourage you to consult your tax advisor regarding this election.

          Additional Amounts.    If you receive any Additional Amounts, then for U.S. federal income tax purposes you will be treated as having actually received the Additional Amounts, which will be included in your ordinary income in accordance with your method of accounting, and then having paid over the Additional Amounts to applicable tax authorities as withholding taxes. You are generally able, subject to generally applicable limitations, to claim a foreign tax credit for any foreign withholding taxes. However, because Holdings, and not the Canadian Issuer, is the issuer of the Canadian Notes for U.S. federal income tax purposes, and Holdings is a U.S. corporation, payments of interest and Additional Amounts on the Canadian Notes will constitute U.S. source income. Thus your ability to claim a foreign tax credit might be limited. In lieu of a foreign tax credit, any foreign withholding taxes would be eligible as a deduction from your U.S. federal taxable income.

          Market Discount.    If you acquire a Canadian Note and your adjusted tax basis in it upon acquisition, as translated into Canadian dollars using the spot rate applicable to your acquisition, is less than its principal amount in Canadian dollars, you will be treated as having acquired the Canadian Note at a "market discount" unless the amount of this market discount is less than the de minimis amount (generally 0.25% of the principal amount of the Canadian Note multiplied by the number of remaining whole years to maturity of the Canadian Note). Under the market discount rules, you will be required to treat any gain on the sale, exchange, redemption, retirement or other taxable disposition of a Canadian Note, or any appreciation in a Canadian Note in the case of certain nontaxable dispositions, such as a gift, as ordinary income to the extent of the market discount which has not previously been included in your income and which is treated as having accrued on the Canadian Note at the time of the disposition. In addition, you may be required to defer, until the maturity of the Canadian Note or earlier taxable disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Canadian Note. Any market discount will be considered to accrue ratably during the period from the date of your acquisition to the maturity date of the Canadian Note, unless you elect to accrue the market discount on a constant yield method. In addition, you may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. We encourage you to consult with your tax advisor regarding these elections.

          Market discount is calculated in the currency in which the Canadian Note is denominated, Canadian dollars. If you do not elect current inclusion of market discount, accrued market discount is translated into U.S. dollars at the spot rate applicable to your disposition. No part of this accrued market discount is treated as exchange gain or loss. If you elect current inclusion of market discount, the amount of market discount currently includible in your income for a taxable year is the U.S. dollar value of the market discount that has accrued during the year, determined by translating the accrued market discount at the average rate of exchange for the accrual period or periods, including, if applicable, the two partial periods in the case of an accrual period that straddles your taxable year. Accordingly, you will recognize exchange gain or loss with respect to this accrued market discount under the same rules that apply to accrued interest you receive on a Canadian Note if you are on the accrual basis.

          Amortizable Bond Premium.    If you acquire a Canadian Note and your adjusted tax basis in it upon acquisition, as translated into Canadian dollars using the spot rate applicable to your acquisition, is greater than its principal amount in Canadian dollars, you will be treated as having acquired the Canadian Note with "bond premium." You generally may elect to amortize this bond premium over the remaining term of the Canadian Note on a constant yield method, and the amount amortized in any year will be treated as a reduction of your interest income from the Canadian Note for that year. If the amount of your bond premium amortization would be lower if calculated based on an earlier optional redemption date and the redemption price on that date than the amount of amortization calculated through that date based on the Canadian Note's maturity date and its stated principal amount, then you must calculate the amount and timing of your bond premium amortization deductions assuming that the Canadian Note will be redeemed on the optional redemption date at the optional redemption price. You may generally recalculate your bond premium amortization amount and schedule of deductions to the extent your Canadian Note is not actually redeemed at that earlier optional redemption date. If you do not make an election to amortize bond premium, your bond premium on a Canadian Note will decrease the gain or increase the loss that you otherwise recognize on a disposition of that Canadian Note. Any election to amortize bond premium applies to all taxable debt obligations that you hold at the beginning of the first taxable year to which the election applies and that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. We encourage you to consult with your tax advisor regarding this election.

          Amortizable bond premium is calculated in the currency in which the Canadian Note is denominated, Canadian dollars. The amortization deduction calculated reduces the interest income received so that the net amount of interest less the amortization deduction in the applicable foreign currency is the amount translated into U.S. dollars and reported in your gross income. You will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of the amortization deduction at the time of the deduction and the U.S. dollar value of that portion of the bond premium upon acquisition of the Canadian Note. This exchange gain or loss generally will not be treated as interest income or expense, except as any IRS administrative pronouncements provide otherwise. Each reduction of your interest income by amortizable bond premium also reduces your income tax basis in the Canadian Note by the U.S. dollar value as determined upon your acquisition of the Canadian Note of that portion of amortizable bond premium.

          Disposition of a Canadian Note.    Upon the sale, exchange, redemption, retirement or other disposition of a Canadian Note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (1) the amount you receive in U.S. dollars, in property, valued at its fair market value, or the U.S. dollar value of the amount realized in foreign currency at the spot rate on the date of this sale, exchange, redemption, retirement or other disposition (including any premium on repurchase, if our position that the Canadian Notes are not contingent payment debt instruments is respected), other than amounts representing accrued and unpaid interest which will be taxable as interest income and Additional Amounts, if any, and (2) your adjusted tax basis in the Canadian Note. If the Canadian Notes are traded on an established securities market and you are a cash basis taxpayer (or an electing accrual basis taxpayer), you will determine the U.S. dollar value of your amount realized in a sale by translating the amount of foreign currency received at the spot rate of exchange on the settlement date of the sale. The special election available to accrual basis taxpayers in regard to the sale of Canadian Notes traded on an established securities market must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. Your adjusted tax basis in the Canadian Note will, in general, equal your acquisition cost for the Canadian Note, exclusive of any amount paid allocable to prior accrued interest, as increased by the U.S. dollar amount of any market discount you have included in income in respect of the Canadian Note, and as decreased by any amortized bond premium on the Canadian Note as discussed above.

          Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you have held the Canadian Note for more than one year at the time of disposition. For noncorporate U.S. holders, preferential rates of tax may apply to long-term capital gains. The deductibility of capital losses is subject to limitation. The gain or loss will be ordinary and not capital to the extent of any gain or loss attributable to changes in exchange rates, described in the next paragraph, and any gain attributable to any market discount, discussed above.

          Your gain or loss attributable to changes in exchange rates will be treated as ordinary income or loss and generally will not be treated as interest income or expense except as any IRS administrative pronouncements provide otherwise. However, this ordinary gain or loss is only included in your gross income to the extent of your total gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Canadian Note.

          Your income tax basis in foreign currency received on the sale, exchange, redemption, retirement or other taxable disposition of a Canadian Note will generally be the foreign currency's U.S. dollar value at the spot rate at the time the foreign currency is received. If the Canadian Notes are traded on an established securities market and you are a cash basis taxpayer (or an electing accrual basis taxpayer), upon a sale you will translate the foreign currency using the U.S. dollar value at the spot rate on the settlement date of the sale, which should be the date it is received. The special election available to accrual basis taxpayers in regard to the sale of Canadian Notes traded on an established securities market must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. Otherwise, if you do not receive the foreign currency on the date of disposition, you will recognize exchange gain or loss on any difference between the U.S. dollar values of the foreign currency on the dates of disposition and receipt. The amount of gain or loss you will recognize on a sale, exchange or other disposition of foreign currency will be equal to the difference between the number of U.S. dollars received, the U.S. dollar value at the spot rate of a different foreign currency received, or the fair market value in U.S. dollars of the property received, as the case may be, and your income tax basis in the disposed of foreign currency. Generally, exchange gain or loss will be ordinary income or loss and will not be treated as interest income or expense, except as any IRS administrative pronouncements provide otherwise.

          If you realize an exchange loss on a receipt or disposition with respect to Canadian Notes that meets certain thresholds, you might be required to file a disclosure statement with the IRS under applicable Treasury regulations.

          Medicare contribution tax.    For taxable years beginning after December 31, 2012, U.S. holders who are individuals, estates or certain trusts are generally required to pay a new 3.8% Medicare tax on their net investment income, which includes interest on the Canadian Notes and gains from the disposition of the Canadian Notes, or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that the holder's total adjusted income exceeds an applicable threshold.

Tax consequences for non-U.S. holders

          If you are a non-U.S. holder:

          Generally.    You will not be subject to U.S. federal income taxes on payments of principal, premium, if any, interest or Additional Amounts, if any, on a Note, or upon the sale, exchange, redemption, retirement or other disposition of a Note, if:

  •
  you do not own directly or indirectly 10% or more of the total voting power of all classes of our voting stock,

  •
  your income and gain in respect of the Note is not effectively connected with the conduct of a U.S. trade or business,

  •
  you are not a controlled foreign corporation that is related to or under common control with us,

  •
  we, the Canadian Issuer or the applicable paying agent, or the Withholding Agent, have timely received from you a properly executed, applicable IRS Form W-8 or substantially similar form in the year in which a payment of interest, principal or premium occurs, or in a previous calendar year to the extent provided for in the instructions to the applicable IRS Form W-8, and

  •
  in the case of gain upon the sale, exchange, redemption, retirement or other disposition of a Note recognized by an individual non-U.S. holder, you were present in the United States for less than 183 days during the taxable year in which the gain was recognized.

          The IRS Form W-8 or a substantially similar form must be signed by you under penalties of perjury certifying that you are a non-U.S. holder and providing your name and address, and you must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If you hold a Note through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must generally be accompanied by a statement containing the relevant information from the executed IRS Form W-8 or substantially similar form that you provided to the organization or institution. If you are a partner in a partnership holding Notes, both you and the partnership must comply with applicable certification requirements.

          Except in the case of income or gain in respect of a Note that is effectively connected with the conduct of a U.S. trade or business, discussed below, interest or Additional Amounts received or gain recognized by you which does not qualify for the above or other exemptions from taxation will be subject to federal income tax at a rate of 30%, which will be withheld in the case of interest or Additional Amounts, unless reduced or eliminated by an applicable tax treaty. You must generally use an applicable IRS Form W-8, or a substantially similar form, to claim tax treaty benefits. If you are a non-U.S. holder claiming benefits under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the applicable certification requirements of the Treasury regulations.

          Effectively connected income and gain.    If you are a non-U.S. holder whose income and gain in respect of a Note are effectively connected with the conduct of a U.S. trade or business (and, if provided by an applicable income tax treaty, are attributable to a permanent establishment or fixed base you maintain in the United States), you will be subject to regular federal income tax on this income and gain in generally the same manner as U.S. holders, and general federal income tax return filing requirements will apply. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected adjusted earnings and profits for the taxable year, unless you qualify for a lower rate under an applicable tax treaty. To obtain an exemption from withholding on interest on the Notes, you must generally supply to the Withholding Agent an applicable IRS Form W-8, or a substantially similar form.

Information reporting and backup withholding

          Information reporting and backup withholding may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. The backup withholding rate is currently 28%.

          The reporting obligations of non-U.S. financial institutions and other non-U.S. entities for purposes of identifying accounts and investments held directly or indirectly by U.S. persons are increasing. The failure to comply with these additional information reporting, certification and other specified requirements could result in a 30% withholding tax on applicable payments to non-U.S. persons. Pursuant to an IRS notice, Treasury regulations to be issued will apply such withholding only to payments of interest made on or after July 1, 2014, and current Treasury regulations apply such withholding to other "withholdable payments" (including payments of gross proceeds from a sale or other disposition of certain debt instruments) made on or after January 1, 2017. Such withholding tax will only be imposed on payments pursuant to debt obligations that are issued or materially modified after June 30, 2014. Accordingly, we do not anticipate that these withholding rules will apply to the Notes. We encourage you to consult with your tax advisor regarding foreign account tax compliance if you hold Notes through a non-U.S. intermediary or are a non-U.S. holder.

          If you are a U.S. holder.    You may be subject to backup withholding when you receive payments of interest or Additional Amounts on a Note or proceeds upon the sale, exchange, redemption, retirement or other disposition of a Note. In general, you can avoid this backup withholding if you properly execute under penalties of perjury an IRS Form W-9 or a substantially similar form on which you:

  •
  provide your correct taxpayer identification number;

  •
  certify that you are exempt from backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and

  •
  certify that you are a U.S. citizen or other U.S. person.

          If you do not provide your correct taxpayer identification number on the IRS Form W-9 or a substantially similar form, you may be subject to penalties imposed by the IRS.

          Unless you have established on a properly executed IRS Form W-9 or a substantially similar form that you come within an enumerated exempt category, interest and other payments on the Notes paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

          If you are a non-U.S. holder.    The amount of interest and any Additional Amounts paid to you on a Note during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest paid to you on a Note may be subject to backup withholding unless you properly certify your non-U.S. holder status on an IRS Form W-8 or a substantially similar form in the manner described above, under "Tax Consequences for non-U.S. holders." Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a Note, if you properly certify that you are a non-U.S. holder on an IRS Form W-8 or a substantially similar form. Even without having executed an IRS Form W-8 or a substantially similar form, however, in some cases information reporting and backup withholding may not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a Note, if you receive those proceeds through a broker's foreign office.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

          The following is a summary of Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada), or the Tax Act, to a person, referred to in this summary as a "Non-Resident Holder," who acquires beneficial ownership of the Notes and who for purposes of the Tax Act, and at all relevant times, is not resident or deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold, the Notes in carrying on business in Canada, deals at arm's length with the Issuers, the Guarantors and any transferee resident or deemed resident in Canada to whom the owner disposes of Canadian Notes, is not a "specified shareholder" as defined in subsection 18(5) of the Tax Act of the Canadian Issuer or a Guarantor resident in Canada or a person who does not deal at arm's length with any such specified shareholder, and is entitled to receive all payments (including interest and principal) made in respect of the Notes held by the person.

          This summary is based on the current provisions of the Tax Act and the regulations thereunder, or the Regulations, in force on the date hereof, specific proposals, or the Tax Proposals, to amend the Tax Act or the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, and our tax counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency, or the CRA, publicly available prior to the date hereof. The summary is not exhaustive of all possible Canadian income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes of law or changes in the administrative policies and assessing practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada. No assurance can be given that the Tax Proposals will become law in their present form or at all. Prospective investors should consult their own tax advisors with respect to their individual circumstances.

          Amounts paid or credited or deemed to be paid or credited, as, on account or in lieu of payment of, or in satisfaction of the principal of the Notes or premium or interest on the Notes by the Issuers or a Guarantor to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax under the Tax Act.

          No other taxes on income (including capital gains) will be payable under the Tax Act in respect of the holding, repayment, redemption or disposition of the Notes, or the receipt of principal, premium and interest thereon by a Non-Resident Holder, except that in certain circumstances, a Non-Resident Holder that is a non-resident insurer carrying on business in Canada and elsewhere in respect of which the Notes are designated insurance property for purposes of the Tax Act, may be subject to such taxes.

UNDERWRITING (CONFLICTS OF INTEREST)

          Subject to the terms and conditions set forth in an underwriting agreement among the Company, the Subsidiary Guarantors and the underwriters listed in the table below, or the "U.S. Underwriters," the Company has agreed to sell to the U.S. Underwriters in the table below, and each of the U.S. Underwriters has severally agreed to purchase from the Company, the principal amount of U.S. Notes set forth opposite its name below.

Underwriters	Principal amount of U.S. Notes
Wells Fargo Securities, LLC	$180,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	72,000,000
J.P. Morgan Securities LLC	72,000,000
Credit Agricole Securities (USA) Inc.	48,000,000
HSBC Securities (USA) Inc.	48,000,000
Morgan Stanley & Co. LLC	48,000,000
RBS Securities Inc.	48,000,000
Evercore Group L.L.C.	36,000,000
Barclays Capital Inc.	24,000,000
PNC Capital Markets LLC	24,000,000

Total	$600,000,000

          Subject to the terms and conditions set forth in an underwriting agreement among the Canadian Issuer, the Company, the Subsidiary Guarantors and the underwriters in the table below, or the "Canadian Underwriters," the Canadian Issuer has agreed to sell to the Canadian Underwriters in the table below, and each of the Canadian Underwriters has severally agreed to purchase from the Canadian Issuer, the principal amount of Canadian Notes set forth opposite its name below.

Underwriters	Principal amount of Canadian Notes
Scotia Capital (USA) Inc.	C$	60,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		32,000,000
J.P. Morgan Securities Canada Inc.		32,000,000
Barclays Capital Canada Inc.		20,000,000
TD Securities Inc.		20,000,000
Evercore Group L.L.C.		12,000,000
Morgan Stanley Canada Limited		6,000,000
PNC Capital Markets LLC		6,000,000
RBS Securities Inc.		6,000,000
Wells Fargo Securities, LLC		6,000,000

Total	C$	200,000,000

          The closing of the U.S. Notes and the Canadian Notes offering are cross-conditioned.

          The obligations of the respective underwriters under the underwriting agreement, including their agreement to purchase the respective Notes from the Issuers, are several and not joint. The underwriting agreement provides that the respective underwriters will purchase all the respective Notes if any of them are purchased.

          In the underwriting agreement, the Company and the Subsidiary Guarantors have agreed to indemnify the U.S. Underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the U.S. Underwriters may be required to make in respect thereof.

          In the underwriting agreement, the Canadian Issuer, the Company and the Subsidiary Guarantors have agreed to indemnify the Canadian Underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments that the Canadian Underwriters may be required to make in respect thereof.

Discounts

          The U.S. Underwriters propose initially to offer the U.S. Notes to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering, the U.S. Underwriters may change the public offering price and any other selling terms. The U.S. Underwriters may offer and sell the U.S. Notes through certain of their affiliates.

          The following table shows the underwriting discounts and commissions to be paid to the applicable underwriters by the Company.

Per U.S. Note
Underwriting discount	1.500%

          The Canadian Underwriters propose initially to offer the Canadian Notes to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering, the Canadian Underwriters may change the public offering price and any other selling terms. The Canadian Underwriters may offer and sell the Canadian Notes through certain of their affiliates.

          The following table shows the underwriting discounts and commissions to be paid to the applicable underwriters by the Canadian Issuer.

Per Canadian Note
Underwriting commission	1.500%

          The Issuers have also agreed to reimburse the underwriters for portions of their expenses in an amount up to $10,000 as set forth in the underwriting agreement.

New issues of Notes

          The Notes are new issues of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes on any automated quotation system. The Company has been advised by certain of the U.S. Underwriters that they presently intend to make a market in the U.S. Notes after completion of the offering. The Canadian Issuer has been advised by certain of the Canadian Underwriters that they presently intend to make a market in the Canadian Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time or that prices you receive when you sell will be favorable.

Price stabilization and short positions

          In connection with the offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Conflicts of Interest

          Because Affiliates of Barclays Capital Inc., Credit Agricole Securities (USA) Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, J.P. Morgan Securities Canada Inc., TD Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, PNC Capital Markets LLC, RBS Securities Inc., Scotia Capital (USA) Inc., and Wells Fargo Securities, LLC are lenders under our revolving credit facility and holders of certain of the notes being redeemed, and will each receive more than 5% of the net proceeds of this offering due to the repayment of a portion of the revolving credit facility by us, this offering will be conducted in accordance with the applicable provisions of FINRA Rule 5121, which requires that a "qualified independent underwriter," as defined by the FINRA rules, participate in the preparation of the registration statement and the prospectus and exercise the usual standards of due diligence in respect thereto. Evercore Group L.L.C. has served in that capacity and will not receive any additional fees for serving as qualified independent underwriter in connection with this offering. We have agreed to indemnify Evercore Group L.L.C. against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act. To comply with FINRA Rule 5121, the underwriters listed above will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See "Use of Proceeds" on page S-14.

Other Relationships

          Some or all of the underwriters and/or their affiliates have engaged in, and/or may in the future engage in, investment banking, commercial banking, financial advisory and other commercial dealings in the ordinary course of business with the Company. They have received customary fees and commissions for these transactions.

          On August 8, 2013, the Company commenced a tender offer pursuant to which, and not pursuant to this prospectus supplement or the accompanying prospectus, the Company is offering to purchase for cash, at a premium, $137.5 million in principal amount of its 8 3/8% Notes. Wells Fargo Securities, LLC is acting as dealer manager for such tender offer.

          If any of the underwriters or their respective affiliates has a lending relationship with the Issuers, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to the Issuers consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Issuers' securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

Notice to prospective investors in the Canadian Notes

          As the Canadian Issuer is a British Columbia unlimited liability company, the distribution of the Canadian Notes is being made from British Columbia pursuant to exemptions from the requirement that the Canadian Issuer prepare and file a prospectus with the British Columbia Securities Commission. Accordingly, any resale of the Canadian Notes to a person in British Columbia or through a market in British Columbia must be made in accordance with applicable British Columbia securities laws which require such resale to be made in accordance with exemptions from the prospectus and dealer registration requirements. Investors are advised to seek legal advice prior to any resale of the Canadian Notes to a person in British Columbia or through a market in British Columbia.

Notice to prospective investors in the European Economic Area

          In relation to each member state of the European Economic Area which has implemented the prospectus directive, as defined below (each, a relevant member state), with effect from and including the date on which the prospectus directive is implemented in that relevant member state, or the relevant implementation date, the Notes which are the subject of the offering contemplated in this prospectus supplement may not be offered to the public in that relevant member state other than:

            (a)     to any legal entity which is a qualified investor as defined in the prospectus directive;

            (b)     to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the prospectus directive), subject to obtaining the prior consent of the representatives of the underwriter for any such offer; or

            (c)     in any other circumstances falling within Article 3(2) of the prospectus directive,

provided that no such offer of Notes shall require the Company, the Canadian Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the prospectus directive or supplement a prospectus pursuant to Article 16 of the prospectus directive.

          For the purposes of this provision, the expression "an offer of notes to the public" in relation to any Notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that member state by any measure implementing the prospectus directive in that member state and the expression "prospectus directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

          The Notes may only be offered (a) in compliance with all applicable provisions of the Financial Services and Markets Act 2000, or FSMA, with respect to anything done in relation to the Notes in, from or otherwise involving the United Kingdom and (b) where each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Canadian Issuer. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed solely at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended; (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended or (4) persons to whom an invitation or inducement to engage in investment banking activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (1) to (4) above) should not rely or act upon this communication.

LEGAL MATTERS

          Certain legal matters with respect to the validity of the Notes and the guarantees will be passed upon for the Company and the Canadian Issuer by Sullivan & Worcester LLP, Boston, Massachusetts, with respect to matters of U.S. law, and by Blake, Cassels & Graydon LLP, Toronto, Ontario and Vancouver, British Columbia, with respect to matters of Canadian law. The validity of the Notes and guarantees will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Certain legal matters with respect to U.S. federal tax matters will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts.

EXPERTS

          The financial statements incorporated herein by reference in this prospectus supplement from Iron Mountain Incorporated's Annual Report on Form 10-K and the effectiveness of Iron Mountain Incorporated's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the periodic reporting and other information requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings by accessing the SEC's Internet site at www.sec.gov. Our common stock is listed on the NYSE where reports, proxy statements and other information concerning us can also be inspected. The offices of the NYSE are located at 20 Broad Street, New York, New York 10005.

PROSPECTUS

Iron Mountain Incorporated

Debt Securities, Preferred Stock, Depositary Shares,
Common Stock and Warrants
Guarantees of Debt Securities of Iron Mountain Incorporated by
Subsidiary Guarantors

Iron Mountain Canada Operations ULC

Debt Securities
Guarantees of Debt Securities of Iron Mountain Canada Operations ULC by
Iron Mountain Incorporated and Subsidiary Guarantors

        Iron Mountain Incorporated, or Iron Mountain, a Delaware corporation, may offer and sell, from time to time, in one or more offerings the following securities:

  •
  debt securities of Iron Mountain;

  •
  shares of Iron Mountain's preferred stock;

  •
  fractional shares of Iron Mountain's preferred stock in the form of depositary shares;

  •
  shares of Iron Mountain's common stock;

  •
  warrants to purchase any of these securities;

  •
  stock purchase contracts; or

  •
  guarantees by Iron Mountain of debt securities of Iron Mountain Canada Operations ULC.

        Iron Mountain Canada Operations ULC, a British Columbia unlimited liability company and an indirect, wholly-owned subsidiary of Iron Mountain, or the Canadian Issuer, may offer and sell its debt securities from time to time, in one or more offerings.

        The securities described in this prospectus may be offered and sold separately or together in units with other securities described in this prospectus.

        In connection with the debt securities of Iron Mountain and the Canadian Issuer, substantially all of the present and future wholly-owned domestic subsidiaries of Iron Mountain, or the Subsidiary Guarantors, may, on a joint and several basis, offer full and unconditional guarantees of Iron Mountain's and the Canadian Issuer's obligations under their respective debt securities on terms described in this prospectus and in the applicable supplements to the prospectus.

        The securities described in this prospectus offered by Iron Mountain or the Canadian Issuer may be issued in one or more series or issuances. Iron Mountain or the Canadian Issuer may offer and sell their securities to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis. We will provide the specific terms of any securities actually offered and the manner in which the securities will be offered in supplements to this prospectus. In each case, we will describe the type and amount of securities that Iron Mountain or the Canadian Issuer are offering, the initial public offering price and the other terms of the offering in the applicable prospectus supplement.

        Iron Mountain's common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol "IRM." On August 6, 2013, the last reported sale price of Iron Mountain's common shares on the NYSE was $28.27 per share.

        Investment in any securities offered by this prospectus involves risk. See "Risk Factors" on page 2 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission, or the SEC, and in the applicable prospectus supplement.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2013.

ABOUT THIS PROSPECTUS

        All references to "Iron Mountain" in this prospectus are to Iron Mountain Incorporated and not any of its subsidiaries, and references to the "Canadian Issuer" are to Iron Mountain Canada Operations ULC, and not any of its subsidiaries. All references to the "Subsidiary Guarantors" in this prospectus are to substantially all of the present and future wholly-owned domestic subsidiaries of Iron Mountain that may, on a joint and several basis, offer full and unconditional guarantees of the debt securities described in this prospectus. Unless otherwise indicated or required by context, all references to "we," "our" or "us" in this prospectus are to Iron Mountain, the Canadian Issuer and the Subsidiary Guarantors, except that references to "we," "us" or "our" under the captions "Prospectus Summary" and "Risk Factors", below are to Iron Mountain and its consolidated subsidiaries. Unless otherwise noted, all of the financial information in this prospectus is presented on a consolidated basis of Iron Mountain.

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell any of the securities described in this prospectus, or any combination thereof, in one or more offerings. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the headings "Where You Can Find More Information" and "Information Incorporated By Reference." If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement.

        You should rely only on the information provided or incorporated by reference in this prospectus or any relevant prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of the securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus and any relevant prospectus supplement, as well as the information in any document incorporated or deemed to be incorporated into this prospectus and any relevant prospectus supplement is accurate only as of the date of the documents containing the information.

i

PROSPECTUS SUMMARY

Iron Mountain Incorporated

        We store records, primarily paper documents and data backup media, and provide information management services that help organizations around the world protect their information, lower storage rental costs, comply with regulations, enable corporate disaster recovery and better use their information for business advantages, regardless of its format, location or lifecycle stage. We offer comprehensive records management services, data protection and recovery services and information destruction services, along with the expertise and experience to address complex storage and information management challenges such as rising storage rental costs, and increased litigation, regulatory compliance and disaster recovery requirements. Founded in an underground facility near Hudson, New York in 1951, we are a trusted partner to more than 155,000 clients throughout North America, Europe, Latin America and Asia Pacific. We have a diversified customer base consisting of commercial, legal, banking, healthcare, accounting, insurance, entertainment and government organizations, including more than 94% of the Fortune 1000.

        As of June 30, 2013, we operated over 1,000 facilities, comprising 65.0 million square feet, in 35 countries on five continents and employed over 20,000 people.

        Our principal executive offices are located at 745 Atlantic Avenue, Boston, Massachusetts 02111, and our telephone number is (617) 535-4766.

The Canadian Issuer

        The Canadian Issuer is an unlimited liability company under the laws of British Columbia, Canada, and an indirect, wholly-owned subsidiary of Iron Mountain. The Canadian Issuer and its subsidiaries operate our storage and information management services businesses in Canada.

        In July 2013, certain of our Canadian operating subsidiaries, or the Amalgamated Entities, were amalgamated into the Canadian Issuer and, as part of our proposed conversion to a real estate investment trust, or a REIT, the Canadian Issuer contributed certain assets and liabilities into two newly-formed wholly owned entities, or the Canadian Subsidiaries, collectively referred to as the "Canadian Reorganization." The assets, liabilities, equity, results of operations and cash flows of the Amalgamated Entities, which were presented within the "Non-Guarantors" column within the "Selected Consolidated Financial Statements of Parent, Guarantors, Canada Company and Non-Guarantors" Note to our consolidated financial statements in prior periods, will be presented within the "Canada Company" column in future periods. The assets, liabilities, equity, results of operations and cash flows of the Canadian Subsidiaries, which were presented within "Canada Company" in prior periods, will now be presented within the "Non-Guarantors" column in future periods. On August 8, 2013, we filed a Current Report on Form 8-K that included unaudited pro forma consolidating balance sheets as of December 31, 2012 and June 30, 2013 and unaudited pro forma statements of operations and cash flows for the year ended December 31, 2012 and six months ended June 30, 2013, which have been adjusted to give effect to the Canadian Reorganization to present the Amalgamated Entities as if they were within "Canada Company" for such periods and the Canadian Subsidiaries as if they were within "Non-Guarantors" for such periods.

        We have not included or incorporated by reference separate financial statements of the Canadian Issuer in this prospectus, as the financial statements incorporated by reference herein from our Annual Report include our consolidated financial statements, which presents information with respect to the Canadian Issuer, along with information with respect to Iron Mountain and the other Subsidiary Guarantors.

        The registered office of the Canadian Issuer is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, BC V7X 1L3, Canada and its telephone number is (604) 631-3300.

 RISK FACTORS

        Investing in our securities involves risk. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, the information contained under the heading "Cautionary Note Regarding Forward-Looking Statements" in this prospectus or under any similar heading in any applicable prospectus supplement or in any document incorporated herein or therein by reference, any specific risk factors discussed under the caption "Risk Factors" in any applicable prospectus supplement or in any document incorporated herein or therein by reference and the other information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement before making an investment decision. If any such risks occur, our business, financial condition or results of operations could be materially harmed, the market price of our securities could decline and you could lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made statements in this prospectus and the documents incorporated by reference herein that constitute "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, other U.S. federal securities laws or "forward-looking information" as that term is defined under applicable securities laws in Canada (together, "forward-looking statements"). These forward-looking statements concern our operations, economic performance, financial condition, goals, beliefs, future growth strategies, investment objectives, plans and current expectations. The forward-looking statements are subject to various known and unknown risks, uncertainties and other factors. When we use words such as "believes," "expects," "anticipates," "estimates" or similar expressions, we are making forward-looking statements.

        Although we believe that our forward-looking statements are based on reasonable assumptions, our expected results may not be achieved and actual results may differ materially from our expectations. Important factors that could cause actual results to differ from expectations include, among others, those set forth below. Please read carefully the information under "Risk Factors" beginning on page 2.

  •
  the cost to comply with current and future laws, regulations and customer demands relating to privacy issues;

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  the impact of litigation or disputes that may arise in connection with incidents in which we fail to protect our customers' information;

  •
  changes in the price for our storage and information management services relative to the cost of providing such storage and information management services;

  •
  changes in customer preferences and demand for our storage and information management services;

  •
  the adoption of alternative technologies and shifts by our customers to storage of data through non-paper based technologies;

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  the cost or potential liabilities associated with real estate necessary for our business;

  •
  the performance of business partners upon whom we depend for technical assistance or management expertise outside the United States;

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  changes in the political and economic environments in the countries in which our international subsidiaries operate;

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  claims that our technology violates the intellectual property rights of a third party;

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  changes in the cost of our debt;

  •
  the impact of alternative, more attractive investments on dividends;

  •
  our ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently;

  •
  other trends in competitive or economic conditions affecting our financial condition or results of operations not presently contemplated; and

  •
  our proposed conversion to a REIT.

        Other important factors that could cause actual results to differ materially from those in our forward-looking statements are described more fully in our most recently filed annual report on Form 10-K, including those described under the caption "Item 1A. Risk Factors," and other reports filed from time to time with the SEC and any prospectus supplement.

        These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus. You should not rely upon forward-looking statements except as statements of our present intentions and of our present expectations, which may or may not occur. You should read these cautionary statements as being applicable to all forward-looking statements wherever they appear. Except as required by law, we undertake no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or otherwise. Readers are also urged to review carefully and consider the various disclosures we have made or incorporated by reference in this prospectus, as well as our other periodic reports filed with the SEC.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

						Six Months Ended June 30, 2013
	Year Ended December 31,
	2008	2009	2010	2011	2012
Ratio of Earnings to Fixed Charges	1.8x	2.2x	2.2x	2.2x	1.9x	1.7x

        The ratios of earnings to fixed charges presented above were computed by dividing our earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges to income (loss) from continuing operations before provision for income taxes. Fixed charges consist of interest costs, the interest component of rental expense and amortization of debt discounts and deferred financing costs, but do not include interest expense related to uncertain tax positions. We did not have any shares of preferred stock outstanding during any of the periods presented above, and therefore our ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges presented above.

USE OF PROCEEDS

        Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities covered by this prospectus for general business purposes, which may include acquisitions, investments, the repayment of indebtedness outstanding at a particular time and the payment of distributions to our stockholders. Until we apply the proceeds from a sale of the securities covered by this prospectus for their stated purposes, we may invest those proceeds in short-term investments, including repurchase agreements, some or all or which may not be investment grade.

 DESCRIPTION OF DEBT SECURITIES

        Iron Mountain and the Canadian Issuer (each, a Debt Issuer, and together, the Debt Issuers) each may offer debt securities and the Subsidiary Guarantors may offer guarantees of such debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities and guarantees of the debt securities offered through that prospectus supplement. The applicable prospectus supplement and other offering material relating to such offering will describe specific terms relating to the series of debt securities and guarantees being offered. These terms will include some or all of the following:

  •
  the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

  •
  the aggregate principal amount of the debt securities;

  •
  the percentage of the principal amount at which the Debt Issuers will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

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  whether the debt securities may be issued as original issue discount securities, and if so, the amount of discount and the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

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  if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

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  the stated maturity date;

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  any fixed or variable interest rate or rates per annum, the method by which the rate or rates will be determined and the interest payment and regular record dates;

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  the manner and place of payment of principal, premium, if any, and interest;

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  whether the debt securities may be exchanged or converted and, if applicable, where such debt securities can be surrendered for exchange or conversion;

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  the date from which interest may accrue and any interest payment dates;

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  any sinking fund requirements;

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  any provisions for redemption, including the redemption price and any remarketing arrangements;

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  whether the debt securities are denominated or payable in U.S. dollars, Canadian dollars, another foreign currency or units of two or more foreign currencies;

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  whether the amount of payments of principal of or premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

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  the events of default and covenants of the debt securities, to the extent such events are in addition to, a modification of or a deletion of, those described in the indenture relating to such debt securities;

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  whether the debt securities will be in certificated or book-entry form;

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  whether the debt securities will be in registered or bearer form (with or without coupons) and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto, including the depositary for such debt securities;

  •
  whether the Debt Issuer will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

  •
  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

  •
  whether the Debt Issuer will pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether such Debt Issuer will have the option to redeem the debt securities instead of making this payment;

  •
  the subordination provisions, if any, relating to the debt securities;

  •
  if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for such debt securities to be authenticated and delivered;

  •
  whether any of the Debt Issuer's subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

  •
  the provisions relating to any security provided for the debt securities; and

  •
  whether the debt securities will be guaranteed and the provisions relating to any such guarantee of the debt securities.

DESCRIPTION OF IRON MOUNTAIN CAPITAL STOCK

        As used in this section, "we", "us" or "our" refers to Iron Mountain Incorporated, and not any of its subsidiaries.

        The description below summarizes the more important terms of Iron Mountain's capital stock. We have previously filed with the SEC copies of our certificate of incorporation and bylaws, as amended. See "Where You Can Find More Information." You should refer to those documents for the complete terms of our capital stock. This summary is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

General

        Iron Mountain's authorized capital stock consists of 400,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, as of August 7, 2013.

Iron Mountain Preferred Stock

        The following is a summary of the general terms and provisions of the preferred stock that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement. We will file a copy of the certificate of designations that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designations will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of such series as well as any applicable qualifications, limitations or restrictions. A holder of our preferred stock should refer to the applicable certificate of designations, our certificate of incorporation and the applicable prospectus supplement for more specific information.

        Our board of directors has been authorized, subject to limitations provided in our certificate of incorporation, to provide for the issuance of shares of our preferred stock in multiple series. No shares of our preferred stock are currently outstanding.

        With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

  •
  the title and liquidation preference per share of the series;

  •
  the number of shares within the series;

  •
  whether the shares are entitled to receive dividends and whether dividends are cumulative;

  •
  the rate of any dividends, any conditions upon which dividends are payable and the dates of payment of dividends;

  •
  any redemption or sinking fund provisions of that series;

  •
  whether the shares are entitled to any rights if we are dissolved or our assets are distributed;

  •
  whether the shares are convertible or exchangeable, the price or rate of exchange and the applicable terms and conditions;

  •
  any restrictions on issuance of shares in the same series or any other series;

  •
  the voting rights, if any, of that series; and

  •
  any other powers, preferences and relative, participating, option or other special rights of that series, and any qualifications and limitations of, and restrictions on, that series.

        In general, no holders of our preferred stock will be entitled to preemptive rights to subscribe for any shares of any class or series of our capital stock, except as may be provided in a certificate of designations or any agreement between us and our stockholders. We have no current plans to grant preemptive rights through any agreement with our stockholders. In addition, rights with respect to shares of our preferred stock will be subordinate to the rights of our general creditors. If we receive the appropriate payment, shares of our preferred stock that we issue will be fully paid and nonassessable.

        As described under "Description of Iron Mountain Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

        We currently plan to use Computershare Shareowner Services LLC as the registrar and transfer agent of any series of our preferred stock.

Iron Mountain Common Stock

        Voting Rights.    Holders of common stock are entitled to one vote per share on each matter to be decided by our stockholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. Pursuant to our certificate of incorporation, there are no cumulative voting rights in the election of directors. In an uncontested election of directors, each director shall be elected by the affirmative vote of holders of a majority of the votes properly cast. In a contested election, the directors shall be elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

        Dividend Rights and Limitations.    Holders of common stock will be entitled to receive ratably any dividends or distributions that our board of directors may declare from time to time out of funds legally available for this purpose.

        Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and to the restrictions in our credit agreement and indentures. See "—Iron Mountain Preferred Stock."

        Liquidation Rights.    In the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of shares of preferred stock, if any, the holders of the common stock will be entitled to share ratably in our remaining assets available for distribution.

        Miscellaneous.    All outstanding shares of common stock are validly issued, fully paid and nonassessable. Our board of directors has the power to issue shares of authorized but unissued common stock without further stockholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

        Reference is made to the applicable prospectus supplement relating to the common stock offered by that prospectus supplement for specific terms, including:

  •
  amount and number of shares offered;

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  the initial offering price, if any, and market price; and

  •
  information with respect to dividends.

        Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is Computershare Shareowner Services LLC, 250 Royall Street, Canton, MA 02021. Its telephone number is (781) 575-2000.

DESCRIPTION OF IRON MOUNTAIN DEPOSITARY SHARES

General

        As used in this section, "we", "us" or "our" refers to Iron Mountain Incorporated, and not any of its subsidiaries.

        The following is a summary of the material provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of deposit agreement and depositary receipts which will be filed as exhibits to the registration statement of which this prospectus is a part prior to an offering of depositary shares. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of our securities described in the applicable prospectus supplement. If indicated in a prospectus supplement, the terms of such securities may differ from those described below.

        We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than whole shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the distribution, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.

        Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Distributions

        The depositary will be required to distribute all cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the distribution paid on the applicable series of preferred stock.

        If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

        Depositary shares that represent shares of preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

        You may receive the number of whole shares of preferred stock and any money or other property represented by your depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary receipts that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

        If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out an instruction to vote or for the effect of any such vote made so long as the action or inaction of the depositary is in good faith and is not the result of the depositary's gross negligence or willful misconduct.

Liquidation Preference

        Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

        The depositary shares will not themselves be convertible into or exchangeable for common stock, preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion or exchange of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting or exchanging only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted or unexchanged depositary shares.

Taxation

        As an owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were a holder of the shares of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying shares of preferred stock. In addition:

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  no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of shares of preferred stock in exchange for depositary shares provided in the deposit agreement;

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  the tax basis of each share of preferred stock issued to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the shares of preferred stock; and

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  if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

        We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or materially and adversely alters the rights of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

        Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When a deposit agreement is terminated, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary shares. In addition, a deposit agreement will automatically terminate if:

  •
  all depositary shares have been redeemed;

  •
  there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

  •
  each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the shares of preferred stock and any redemption of the shares of preferred stock. However, holders of depositary receipts will pay any transfer taxes or other governmental charges and the fees and expenses of the depositary, including any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

        The depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related preferred stock. Holders of depositary receipts will be able to inspect the transfer books of the depositary and the list of holders of depositary receipts upon reasonable notice.

        Neither we nor the depositary will be liable if the depositary is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. We and the depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

        If the depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF IRON MOUNTAIN WARRANTS

        As used in this section, "we", "us" or "our" refers to Iron Mountain Incorporated, and not any of its subsidiaries.

        The following is a summary of the material terms of our warrants and the warrant agreement. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of warrants and the warrant agreement which will be filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of our securities described in the applicable prospectus supplement. If indicated in a prospectus supplement, the terms of such securities may differ from those described below.

        We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, shares of preferred stock, depositary shares or shares of common stock. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the forms of warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

        In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

  •
  the offering price;

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  the currencies in which such warrants are being offered;

  •
  the number of warrants offered;

  •
  the securities underlying the warrants;

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  the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

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  the rights, if any, we have to redeem the warrants;

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  the date on which the warrants will expire;

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  the name of the warrant agent; and

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  any other terms of the warrants.

        If material, we will discuss in the applicable prospectus supplement U.S. federal income tax considerations applicable to the warrants offered by such prospectus supplement.

        Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS

        As used in this section, "we", "us" or "our" refers to Iron Mountain Incorporated, and not any of its subsidiaries.

        We may issue contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contracts." The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, which secure the holders' obligations to purchase the common stock under the stock purchase contracts. We refer to these units herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. If material, we will discuss in the applicable prospectus supplement U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts offered by such prospectus supplement.

DESCRIPTION OF CERTAIN PROVISIONS OF DELAWARE LAW AND
IRON MOUNTAIN'S CERTIFICATE OF INCORPORATION AND BYLAWS

        As used in this section, "we", "us" or "our" refers to Iron Mountain Incorporated, and not any of its subsidiaries.

        Iron Mountain is organized as a Delaware corporation. The following is a summary of our certificate of incorporation and bylaws and certain provisions of Delaware law, in each case as currently in effect. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire certificate of incorporation and bylaws, copies of which we have previously filed with the SEC, see "Where You Can Find More Information," or refer to the provisions of Delaware law.

        Delaware law, our certificate of incorporation and our bylaws contain some provisions that could delay or make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions, as described below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us first to negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiations with respect to such proposals could result in an improvement of their terms.

Section 203 of The Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the person became an interested stockholder, unless:

  •
  the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an "interested stockholder" is a person that, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of our outstanding voting stock.

Other Provisions of Our Certificate of Incorporation and Bylaws

        Our bylaws provide that a vacancy on the board of directors, including a vacancy created by an increase in the size of the board of directors by the directors, may be filled by a majority of the remaining directors, or by a sole remaining director, or by the stockholders, and each person so elected shall be a director to serve for the balance of the unexpired term of the directors. In addition, our bylaws provide that, in an uncontested election of directors, each director shall be elected by a majority of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In a contested election, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at the election of directors.

        Our bylaws also provide that a majority of votes cast by the shares present in person or represented by proxy at any meeting of stockholders and entitled to vote thereat shall decide any question (other than the election of directors) brought before such meeting, except in any case where a larger vote is required by the DGCL, our certificate of incorporation, our bylaws or otherwise.

        Certain other provisions of our certificate of incorporation and bylaws could have the effect of preventing or delaying any change in control of us, including:

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  the advance notification procedures imposed on stockholders for stockholder nominations of candidates for the board of directors and for other stockholder business to be conducted at annual or special meetings;

  •
  the absence of authority for stockholders to call special stockholder meetings; and

  •
  the absence of authority for stockholder action by unanimous or partial written consent in lieu of an annual or special meeting.

        These provisions and statutory anti-takeover provisions, could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

        Our certificate of incorporation includes provisions eliminating the personal liability of our directors to the fullest extent permitted by the DGCL, and our bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by the DGCL. The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        The organizational documents and the DGCL provide similar indemnification for the officers and directors of certain of the Subsidiary Guarantors.

PLAN OF DISTRIBUTION

        We may sell the securities under this prospectus from time to time, in one or more of the following ways:

  •
  to or through one or more underwriters or dealers;

  •
  in short or long transactions;

  •
  directly to investors;

  •
  through agents; or

  •
  through a combination of any of these methods of sale.

        If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

  •
  in privately negotiated transactions;

  •
  in one or more transactions at a fixed price or prices, which may be changed from time to time;

  •
  in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, or the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

  •
  at prices related to those prevailing market prices; or

  •
  at negotiated prices.

        We, and our underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement and pricing supplement, if any, the terms and offering of securities, including:

  •
  the names of any underwriters, dealers or agents;

  •
  any agency fees or underwriting discounts or commissions and other items constituting agents' or underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers;

  •
  details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

  •
  the purchase price of the securities being offered and the proceeds we will receive from the sale;

  •
  the public offering price; and

  •
  the securities exchanges on which such securities may be listed, if any.

        We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement or pricing supplement, if any, indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus, the applicable prospectus supplement and pricing supplement, if any, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

        We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus, an applicable prospectus supplement and an applicable pricing supplement, if any. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

        Underwriters, Agents and Dealers.    If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading "Underwriting" in the applicable prospectus supplement.

        Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

        Direct Sales.    We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to holders of our securities. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

        Trading Market and Listing of Securities.    We will make applications to list any shares of common stock sold pursuant to a supplement to this prospectus on the NYSE. We have not determined whether we will list any of the other securities we may offer on any national exchange or over-the-counter market, and any such listing will be disclosed in the applicable prospectus supplement. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

        Sullivan & Worcester LLP, Boston, Massachusetts, will pass upon the validity of the debt securities, preferred stock, depositary shares, common stock, warrants, guarantees, stock purchase contracts and stock purchase units. Certain legal matters with respect to the validity of the Canadian Issuer's debt securities will be passed upon for the Canadian Issuer and Iron Mountain by Blake, Cassels & Graydon LLP, Toronto, Ontario and Vancouver, British Columbia, with respect to matters of Canadian law.

 EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from Iron Mountain Incorporated's Annual Report on Form 10-K, and the effectiveness of Iron Mountain Incorporated's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at www.sec.gov or by accessing our Internet site at www.ironmountain.com. Website addresses are included in this prospectus as textual references only and the information in such websites is not incorporated by reference into this prospectus or related registration statement.

        Iron Mountain's common stock is listed on the NYSE under the symbol "IRM," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any filings made after the date of the initial filing of the registration statement of which this prospectus is a part made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities made by this prospectus is completed or terminated:

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 1, 2013;

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  Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2013, filed with the SEC on May 2, 2013, and June 30, 2013, filed with the SEC on August 1, 2013;

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  Current Reports on Form 8-K filed with the SEC on February 4, 2013, March 20, 2013, June 12, 2013 and August 8, 2013;

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  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, from our definitive Proxy Statement for our 2013 Annual Meeting of Stockholders dated April 24, 2013; and

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  the description of our common stock contained in the Registration Statement on Form 8-A dated May 27, 1997, as amended by Amendment No. 1 to Form 8-A on June 3, 2005, and including all further amendments and reports filed for the purpose of updating such description.

        We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: 745 Atlantic Avenue, Boston, Massachusetts 02111, (617) 535-4766, Attention: Investor Relations.

IRON MOUNTAIN INCORPORATED

IRON MOUNTAIN INCORPORATED $600,000,000 6.000% USD Senior Notes due 2023	IRON MOUNTAIN CANADA OPERATIONS ULC C$200,000,000 6.125% CAD Senior Notes due 2021 Fully and Unconditionally Guaranteed by Iron Mountain Incorporated

PROSPECTUS SUPPLEMENT

August 8, 2013

Joint Bookrunners for the U.S. Notes	Joint Bookrunners for the Canadian Notes
Wells Fargo Securities BofA Merrill Lynch J.P. Morgan Credit Agricole CIB HSBC Morgan Stanley RBS	Scotiabank BofA Merrill Lynch J.P. Morgan Barclays TD Securities

Co-Managers for the U.S. Notes	Co-Managers for the Canadian Notes
Evercore Barclays PNC Capital Markets LLC	Evercore Morgan Stanley PNC Capital Markets LLC RBS Wells Fargo Securities